Exhibit 10.2

Execution Version

CREDIT AGREEMENT

dated as of December 31, 2020,

among

TUESDAY MORNING CORPORATION,
as Holdings,

TUESDAY MORNING, INC.,

as Borrower,

THE LENDERS PARTY HERETO,

and

ALTER DOMUS (US) LLC,
as Administrative Agent

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EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-2	Form of U.S. Tax Compliance Certificate (Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-3	Form of U.S. Tax Compliance Certificate (Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G	Form of Note

Schedule 2.01	Commitments
Schedule 3.07(b)	Licensing Agreements
Schedule 3.07(c)	Real Property
Schedule 3.08(a)	Subsidiaries
Schedule 3.17	Financing Statements and Other Filings
Schedule 3.20	Insurance
Schedule 3.25	Material Agreements
Schedule 5.12	Deposit Accounts, Securities Accounts and Commodities Accounts
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01(a)	Notices

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CREDIT AGREEMENT dated as of December 31, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among TUESDAY MORNING, INC., a Texas corporation (the “Borrower”), each of the Subsidiary Guarantors (as hereinafter defined), TUESDAY MORNING CORPORATION, a Delaware corporation (“Parent”), TMI HOLDINGS, INC., a Delaware corporation (“Intermediate Holdings”), the LENDERS party hereto from time to time and ALTER DOMUS (US) LLC, as administrative agent (in such capacity, the “Administrative Agent”).

WHEREAS, on May 27, 2020 (the “Petition Date”), the Borrower and each of the Subsidiary Guarantors (as defined below) filed voluntary petitions with the Bankruptcy Court commencing their respective cases that are pending under Chapter 11 of the Bankruptcy Code (collectively, the “Cases”). In connection with the Cases, the Loan Parties, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto entered into that certain Senior Secured Super Priority Debtor-In-Possession Credit Agreement dated as of May 29, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DIP ABL Credit Agreement”);

WHEREAS, the Loan Parties filed the Revised Second Amended Joint Plan of Reorganization of Tuesday Morning Corporation, et al., Pursuant to Chapter 11 of the Bankruptcy Code, dated November 18, 2020 (as amended, supplemented or otherwise modified from time to time, the “Plan of Reorganization”) with the Bankruptcy Court, which Plan of Reorganization was confirmed by the Bankruptcy Court’s order entered on December 23, 2020;

WHEREAS, the Borrower has requested that the Lenders extend exit financing in connection with the consummation of the Plan of Reorganization;

NOW THEREFORE, the Lenders are willing to extend such exit financing to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01        Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Administrative Agent” shall mean the “Administrative Agent” as defined in the ABL Credit Agreement.

“ABL Credit Agreement” shall mean that certain Credit Agreement dated as of the Closing Date, by and among, inter alios, the Borrower, Parent, Intermediate Holdings, each of the Subsidiary Guarantors, JPMorgan Chase Bank, N.A., as a lender and in its capacity as “Administrative Agent”, Bank of America, N.A., and Wells Fargo Bank, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Intercreditor Agreement.

“ABL Loan Documents” shall mean the “Loan Documents” as defined in the ABL Credit Agreement.

“ABL Loan Obligations” shall mean all “Secured Obligations” under the ABL Credit Agreement; provided that such Indebtedness is subject to the Intercreditor Agreement.

“ABL Priority Collateral” shall have the meaning assigned such term in the Intercreditor Agreement.

“ABL Priority Collateral Account” shall mean a Deposit Account subject to the sole dominion and control of the ABL Administrative Agent which holds solely identifiable proceeds of ABL Priority Collateral pending reinvestment or the application thereof to the ABL Loan Obligations in accordance with the ABL Loan Documents and the Intercreditor Agreement.

“ABL Secured Parties” shall mean the “Secured Parties” under the ABL Credit Agreement.

“Account” shall have the meaning as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor” shall mean a Person who is obligated under an Account, Chattel Paper or General Intangible.

“Acquisition” shall mean, with respect to any Person, (a) an Investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person (whether by merger or consolidation of such Person with any other Person or otherwise) or (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person or of any business unit of another Person (whether by merger or consolidation of such Person with any other Person or otherwise).

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fee Letter” shall mean the Fee Letter dated as of the Closing Date by and between the Borrower and the Administrative Agent.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, neither the Administrative Agent nor any Lender shall be deemed to be an Affiliate of the Borrower or its Subsidiaries with respect to transactions evidenced by any Loan Document.

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“Agent Indemnitees” shall mean the Administrative Agent and its officers, directors, employees, Affiliates, agents and attorneys.

“Agent Professionals” shall mean attorneys, accountants, appraisers, auditors, environmental engineers or consultants, and other professionals and experts retained by the Administrative Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.24.

“All Outstanding Equity Interests” shall mean, with respect to any Person, all of the outstanding Equity Interests (other than directors’ qualifying shares and similar de minimis holdings required by Applicable Law) in such Person.

“Allowed General Unsecured Claims” shall have the meaning assigned to such term in the Plan of Reorganization.

“Ancillary Document” has the meaning assigned to it in Section 9.13(b).

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption, money laundering, any predicate crime to money laundering or any financial record keeping an reporting requirements related thereto.

“Applicable Law” shall mean all applicable laws, rules, regulations and binding governmental requirements having the force and effect of law applicable to the Person in question or any of its property or assets, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Borrower (if the Borrower’s consent is required by this Agreement), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

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“Bankruptcy Code” shall mean Title 11 of the United States Code or any similar federal or state law for the relief of debtors, as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Northern District of Texas, Dallas Division or any other court having jurisdiction over the Cases from time to time and any Federal appellate court thereof.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrowing” shall mean the funding of the Loans on the Closing Date.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03.

“Budget” shall have the meaning assigned to such term in Section 5.04(f).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or other governmental action to remain closed.

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“Capital Expenditures” shall mean, in respect of any period, the aggregate of all expenditures incurred by the Borrower and the Subsidiaries during such period that, in accordance with GAAP, are required to be classified as capital expenditures, including Capital Lease Obligations incurred, provided, however, that Capital Expenditures for the Borrower and the Subsidiaries shall not include:

(a)               expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within twelve (12) months of receipt of such proceeds,

(b)               expenditures that are accounted for as capital expenditures of such Person and that actually have been paid for by a third party (other than the Borrower or any Subsidiary thereof) and for which neither the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period, other than the payment of rent),

(c)               the purchase price of equipment or property purchased during such period to the extent the consideration therefor consists of any combination of (x) used or surplus equipment or property traded in at the time of such purchase and (y) the proceeds of a reasonably concurrent sale of used or surplus equipment or property, in each case, in the ordinary course of business,

(d)               expenditures that are accounted for as capital expenditures in connection with transactions constituting Permitted Business Acquisitions, or

(e)               the interest component of any Capital Lease Obligation.

“Capital Lease Obligations” shall mean the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cases” shall have the meaning assigned such terms in the recitals to this Agreement.

“Cash Dominion Trigger Period” shall have the meaning given to such term in the ABL Credit Agreement as in effect on the date hereof.

“Casualty Event” shall mean any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Term Loan Priority Collateral.

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“Change in Control” shall mean:

(a)               a sale or other Disposition of all or substantially all of the assets of the Parent or any of its Subsidiaries or a sale of 100% of the Equity Interests of Intermediate Holdings or the Borrower, or

(b)               any merger, consolidation or similar transaction upon which the outstanding Equity Interests of the Parent shall no longer be registered pursuant to the Exchange Act, or

(c)               except as otherwise permitted by Section 6.05(b), the acquisition of record ownership or direct beneficial ownership (i.e., excluding indirect beneficial ownership through intermediate entities by any Person which is the subject of clause (c) below) by any Person other than Parent (or another Parent Entity that has become a Loan Party) of any Equity Interests in Intermediate Holdings, such that after giving effect thereto Parent (or another Parent Entity that has become a Loan Party) shall cease to beneficially own and control 100% of the Equity Interests of Intermediate Holdings, or

(d)               the acquisition of record ownership or direct beneficial ownership (i.e., excluding indirect beneficial ownership through intermediate entities by any Person which is the subject of clause (c) below) by any Person other than Intermediate Holdings (or another Parent Entity that is or has become a Loan Party) of any Equity Interests in the Borrower, such that after giving effect thereto Intermediate Holdings (or another Parent Entity that is or has become a Loan Party) shall cease to beneficially own and control 100% of the Equity Interests of the Borrower

(e)               the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than Osmium Partners LLC, Tensile Capital Management LLC and/or any affiliates of Osmium Partners LLC or Tensile Capital Management LLC, any employee benefit plan and/or Person acting as a trustee, agent or other fiduciary or administrator in respect thereof, of Equity Interests in the Parent representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent; or

(f)                a Change in Control (or comparable event) as defined in the ABL Credit Agreement.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

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“Charges” shall have the meaning assigned to such term in Section 9.09.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Claims” shall mean all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interests, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees) at any time (including after Payment in Full of the Obligations, resignation or replacement of the Administrative Agent or replacement of any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Loan Party or other Person, in any way relating to (a) any Loans, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by an Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Closing Date” shall mean December 31, 2020.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean any and all assets subject or purported to be subject to a Lien pursuant to any Security Document, including all ABL Priority Collateral and Term Loan Priority Collateral.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement dated as of the Closing Date, among Holdings, the Borrower, each Subsidiary Guarantor and the Administrative Agent.

“Commitment” shall mean for any Lender, its obligation to make Loans up to the maximum principal amount shown on Schedule 2.01, as hereafter modified pursuant to an Assignment and Acceptance to which it is a party. “Commitments” shall mean the aggregate amount of such commitments of all Lenders.

“Commitment Letter” shall mean that certain Commitment Letter dated November 15, 2020 by and among the Borrower and Tensile Capital Management LLC.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute.

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“Confirmation Order” shall mean the Order Confirming the Revised Second Amended Joint Plan of Reorganization of Tuesday Morning Corporation, et al., pursuant to Chapter 11 of the Bankruptcy Code Docket No. 1913 entered by the Bankruptcy Court on December 23, 2020.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” shall mean, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, written undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean an agreement that grants the Administrative Agent “control” within the meaning of Section 9-104 of the UCC in effect in the applicable jurisdiction over the applicable Deposit Account, commodity account or securities account, in form and substance reasonably satisfactory to the Administrative Agent.

“Cost” shall mean the lower of cost or market value of Inventory, determined in accordance with the accounting policies used in the preparation of the Borrower’s audited financial statements (pursuant to which the retail method of accounting is utilized for substantially all merchandise Inventories), which policies are in effect on the Closing Date. “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrower’s calculation of cost of goods sold.

“Covered Entity” shall mean any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned to it in Section 9.21.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Holdings, Borrower or any of the Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 6.01) that occurs after the ABL Loan Obligations have been Paid in Full (as defined in the Intercreditor Agreement).

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“Declined Proceeds” shall have the meaning assigned to such term in Section 2.11(b)(iv).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.13(d).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Deferred Net Cash Proceeds” shall have the meaning assigned such term in the definition of Net Cash Proceeds.

“Deferred Net Cash Proceeds Payment Date” shall have the meaning assigned such term in the definition of Net Cash Proceeds.

“Deposit Account” shall have the meaning assigned thereto in Article 9 of the UCC.

“DIP ABL Credit Agreement” shall have the meaning assigned such terms in the recitals to this Agreement.

“DIP RE Credit Agreement” shall mean that certain Senior Secured Super Priority Debtor-In-Possession Delayed Draw Term Loan Agreement dated as of July 10, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date), among the Borrower, Holdings, the other guarantors party thereto, the lenders party thereto, and Franchise Group, Inc., as administrative agent.

“Disposition” shall mean any sale, transfer, lease or other disposition (whether effected pursuant to a Division or otherwise) of assets. “Dispose” shall have a meaning correlative thereto.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” shall mean the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$” shall mean lawful money of the United States of America.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

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“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” shall mean any electronic system, including e-mail, e-fax, web portal access for the Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by any Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” shall mean (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans.

“Enforcement Action” shall mean any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in a Loan Party’s Insolvency Proceeding, or otherwise), in each case solely to the extent permitted by the Loan Documents.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or actual or alleged exposure to, any Hazardous Materials or to occupational health and safety (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” of any Person shall mean any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest and any and all warrants, rights or options to purchase or other rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing (until so converted or exchanged).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor statute and the rules and regulations promulgated thereunder.

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“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 (m) or (o) of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Loan Party, any ERISA Affiliate or any Plan of a non-exempt Prohibited Transaction; (c) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), applicable to such Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or terminated (within the meaning of Section 4041A of ERISA); or (g) the failure by any Loan Party or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Assets” shall have the meaning assigned to such term in Section 5.09(h).

“Excluded Deposit Accounts” shall mean (a) Deposit Accounts used specifically, solely and exclusively for Tax and Trust Funds, (b) any ABL Priority Collateral Account, (c) Deposit Accounts that do not have a daily balance at any time in excess of $250,000; provided that the aggregate amount of funds in all Deposit Accounts excluded under this clause (c) shall not exceed $1,000,000 and (d) the General Unsecured Cash Fund Deposit Account.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is prohibited by law, regulation or Contractual Obligation in existence on the Closing Date and not entered into in contemplation of this Agreement from providing a Guarantee of the Obligations or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guarantee, (b) any Subsidiary for which a Guarantee of the Obligations by such Subsidiary would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent (acting at the direction of the Required Lenders), (c) Tuesday Morning Cares, a Texas not-for-profit entity, and (d) any Subsidiary to the extent that the burden or cost of obtaining a Guarantee of the Obligations from such Subsidiary outweighs the benefit afforded thereby, as reasonably determined by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower; provided that, in no event shall any Subsidiary that guarantees the ABL Loan Obligations or any other Material Indebtedness constitute an “Excluded Subsidiary”.

“Excluded Taxes” shall mean, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by any jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes (other than engaging in a trade or business as a result of having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a Loan to the Borrower, any U.S. federal withholding tax that (x) is in effect under Applicable Law and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to the Borrower (or designates a new Lending Office) except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any U.S. federal withholding tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) is attributable to such Lender’s failure to comply with Section 2.17(e) with respect to such Loan unless such failure to comply with Section 2.17(e) is a result of a change in law after the date such Lender becomes a party to such Loan to the Borrower (or designates a new Lending Office), (d) any interest, additions to taxes or penalties with respect to the foregoing and (e) any withholding taxes imposed pursuant to FATCA.

“Existing Debt” shall mean the Indebtedness outstanding under the Prepetition Credit Agreement, the DIP ABL Credit Agreement and the DIP RE Credit Agreement.

“Fairness Opinion” shall have the meaning assigned to such term in Section 6.07(b)(x).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fiscal Year” shall mean each 12-month period ending on June 30th.

“Flood Documentation” shall mean, with respect to each Mortgaged Property located in the United States or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.02(b) hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee and (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (iii) be otherwise in form and substance reasonably satisfactory to the Administrative Agent and sufficient to comply with Flood Insurance Laws.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and related legislation, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Plan Event” shall mean, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by Applicable Law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of Applicable Law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.

“General Intangible” shall mean any “general intangible” as such term is defined in the UCC.

“General Unsecured Cash Fund” shall have the meaning assigned to such term in the Plan of Reorganization.

“General Unsecured Cash Fund Deposit Account” shall mean the Deposit Account of the Borrower maintained with Signature Bank in which the General Unsecured Cash Fund is deposited and maintained.

“General Unsecured Cash Fund Escrow Agreement” shall mean that certain Escrow Deposit Agreement, dated on or about the Closing Date, between Parent, Bankruptcy Management Solutions, Inc., and Signature Bank, in its capacity as escrow agent.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include (x) endorsements for collection or deposit, in either case in the ordinary course of business or (y) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement. The amount of any Guarantee for purposes of clause (b) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean, collectively, Parent, Intermediate Holdings, the Subsidiary Guarantors and any other Loan Party (including the Borrower with respect to any Secured Obligations of another Loan Party).

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents of any nature which are subject to regulation by any Governmental Authority or which would reasonably be likely to give rise to liability under any Environmental Law, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas.

“Holdings” shall mean a collective reference to Parent and Intermediate Holdings, or, if Intermediate Holdings ceases to exist, shall mean Parent.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within three hundred sixty-five (365) days after the incurrence thereof), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Agreements net of payments such Person would receive in the event of early termination on such date of determination, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) the principal component of all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. The Indebtedness of the Borrower and the Subsidiaries shall exclude (i) accrued expenses and accounts and trade payables, (ii) liabilities under vendor agreements to the extent such indebtedness may be satisfied through non-cash means such as purchase volume earnings credits and (iii) reserves for deferred income taxes. For the avoidance of doubt, “Indebtedness” shall not include any amounts due or payable for the benefit of the holders of Allowed General Unsecured Claims in accordance with the Plan of Reorganization.

“Indemnified Taxes” shall mean (a) all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document other than Excluded Taxes, and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Insolvency Proceeding” shall mean any case or proceeding commenced by or against a Person under any state, federal, provincial, territorial or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, bankruptcy, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim receiver, monitor, trustee, liquidator, administrator, conservator, custodian or other similar Person for such Person or any part of its Property, including, in the case of any Lender, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; or (c) an assignment for the benefit of creditors.

“Insolvent” with respect to any Multiemployer Plan, shall mean the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intercreditor Agreement” shall mean that certain Intercreditor and Subordination Agreement dated the Closing Date by and among the Borrower, the Administrative Agent and the ABL Administrative Agent.

“Intermediate Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Venture” shall mean a joint venture or similar arrangement, whether in corporate, partnership or other legal form which is not a Subsidiary but in which the Borrower or any Subsidiary owns or controls any Equity Interests; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Judgment Currency” has the meaning assigned to such term in Section 9.24.

“Junior Lien” shall mean a Lien that is subordinated to the Liens securing the Obligations on terms satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any Person that becomes a “Lender” hereunder in accordance with Section 9.04.

“Lender Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Party” shall mean the Administrative Agent or any Lender.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” shall mean a loan made pursuant to Section 2.01.

“Loan Documents” shall mean, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, the Security Documents, the Administrative Agent Fee Letter, each compliance certificate, the Intercreditor Agreement, any subordination agreement, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, notices and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” shall mean Holdings, the Borrower, the Subsidiary Guarantors and any Parent Entity, in lieu of Holdings, that has executed and delivered an assumption agreement in substantially the form of Exhibit D to the Collateral Agreement and become a “Guarantor” and “Grantor” thereunder.

“Local Time” shall mean Dallas time.

“Margin Stock” shall mean margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” shall mean a material adverse change in, or material adverse effect on (a) the business, assets, financial condition or results of operations, in each case of Holdings, the Borrower and the Subsidiaries, taken as a whole, (b) the validity or enforceability of the Loan Documents, (c) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (d) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens, or (e) the rights and remedies (taken as a whole) of the Administrative Agent and the Lenders under the Loan Documents.

“Material Agreement” shall mean, (a) the General Unsecured Cash Fund Escrow Agreement and (b) any other contract or agreement pursuant to which Holdings or its Subsidiaries is a party that if breached could reasonably be expected to cause a Material Adverse Effect.

“Material Indebtedness” shall mean, collectively, (i) the ABL Loan Obligations and (ii) any Indebtedness (other than the Loans), of any one or more of Holdings and its Subsidiaries in an aggregate principal amount exceeding $5.0 million.

“Material Intellectual Property” means any intellectual property that, individually or collectively, (a) is (i) necessary to the business of the Borrower and its Subsidiaries as currently conducted or (ii) is otherwise material to the business or operations of the Borrower and its Subsidiaries, taken as a whole, or (b) has a fair market value (as reasonably determined by the Borrower in good faith) in excess of $1.0 million.

“Maturity Date” shall mean December 31, 2024.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean any mortgage, deed of trust or other agreement in form and substance reasonably satisfactory to the Administrative Agent, which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on the applicable Real Property, including any amendment, restatement, modification or supplement thereto.

“Mortgageable Real Property” shall mean (a) any fee owned real property and related fixtures that is adjacent to, contiguous with or necessary or related to or used in connection with any real property then subject to a Mortgage in favor of the Administrative Agent, or (b) any other fee owned real property and related fixtures that either (i) has a fair market value in an amount equal to or greater than $1.0 million (or if an Event of Default has occurred and is continuing, then regardless of the fair market value of such real property and related fixtures) or (ii) is subject to a Lien in favor of the ABL Administrative Agent to secure the ABL Loan Obligations. For the avoidance of doubt, no real property that is subject to the Sale Leaseback shall be “Mortgageable Real Property.”

“Mortgaged Properties” shall mean the fee owned real properties of the Loan Parties encumbered by a Mortgage pursuant to Section 5.09, if any.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six (6) plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” shall mean, with respect to any Prepayment/Reinvestment Event, (i) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of Parent, Holdings, Borrower or any of its Subsidiaries in respect of such Prepayment/Reinvestment Event, less (ii) the sum of:

(a)       the amount, if any, of all taxes (including in connection with any repatriation of funds) paid or estimated to be payable by Holdings, the Borrower or any of their Subsidiaries in connection with such Prepayment/Reinvestment Event,

(b)       the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (a) above) (1) associated with the assets that are the subject of such Prepayment/Reinvestment Event and (2) retained by the Holdings, the Borrower or any of their Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment/Reinvestment Event occurring on the date of such reduction,

(c)       the amount of any Indebtedness (other than the Loans) secured by a Lien on the assets that are the subject of such Prepayment/Reinvestment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment/Reinvestment Event,

(d)       in the case of any Casualty Event, the amount of any proceeds of such Prepayment/Reinvestment Event that Holdings, the Borrower or any Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the respective businesses of the Borrower or any of the Subsidiaries by replacing properties or assets that are the subject of such Casualty Event or purchasing or constructing assets in the ordinary course of the business of Borrower and its Subsidiaries; provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment/Reinvestment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to so reinvest such proceeds no later than 180 days following the last day of such Reinvestment Period, (1) be deemed to be Net Cash Proceeds of a Casualty Event, occurring on the last day of such Reinvestment Period or, if later, 180 days after the date Holdings, the Borrower or such Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (2) be applied to the repayment of Loans and other Obligations in accordance with Section 2.11,

(e)       in the case of any Casualty Event, by a non-wholly-owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (e)) attributable to non-controlling interests and not available for distribution to or for the account of Holdings, the Borrower or a wholly-owned Subsidiary as a result thereof; and

(g)       all documented fees and out-of-pocket expenses paid by Holdings, the Borrower or a Subsidiary in connection with any of the foregoing,

in each case, only to the extent not already deducted in arriving at the amount referred to in clause (i) above.

“Note” shall have the meaning assigned to such term in Section 2.09(d).

“Obligations” shall mean for purposes of the Loan Documents, all obligations of every nature of each Loan Party from time to time owed to the Administrative Agent (including any former Administrative Agent) or the Lenders, under any Loan Document, whether for principal, premiums (including the Prepayment Premium), interest (including interest, fees and other amounts which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any such Obligation, whether or not a claim is allowed against such Loan Party for such interest, fees and other amounts in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court, intangible, recording, filing, documentary, excise, property or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Paid in Full” or “Payment in Full” means, (a) the payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon and any premiums including the Prepayment Premium, (b) the payment in full in cash of all accrued and unpaid fees, (c) the payment in full in cash of all reimbursable expenses and other Secured Obligations (other than obligations for taxes, indemnification, charges and other inchoate or contingent or reimbursable liabilities for which no claim or demand for payment has been made or, in the case of indemnification, no notice has been given (or, in each case, reasonably satisfactory arrangements have otherwise been made) and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon and (d) the termination of all Commitments.

“Parent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Parent Entity” shall mean any of (i) Holdings and (ii) any other Person of which Holdings is a Subsidiary.

“Participant” shall have the meaning assigned to such term in Section 9.04(g).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(g).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean a certificate in form reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) that provides information with respect to the Loan Parties and the Property of each Loan Party.

“Permitted Business Acquisition” shall mean any acquisition by the Borrower or any other Loan Party of all or substantially all of the assets of, or All Outstanding Equity Interests in, a Person or division or line of business of a Person, provided that: (i) on the date of execution of the purchase agreement in respect of such acquisition, no Event of Default shall have occurred and be continuing or would result therefrom; (ii) if the aggregate total consideration to be paid by the Borrower or any Subsidiary exceeds $2.5 million, the Borrower shall have delivered to the Administrative Agent at least five (5) days prior to such acquisition a certificate of a Responsible Officer of the Borrower to such effect, together with all financial information for such Subsidiary or assets that is reasonably requested by the Administrative Agent (acting at the direction of the Required Lenders) and available to the Borrower; and (iii) if (with respect to any acquisition of a Person or any Equity Interests in a Person) the acquired Person shall not become a Subsidiary Guarantor or (with respect to any acquisition of assets) the assets shall be acquired by a Subsidiary that is not a Subsidiary Guarantor, the aggregate amount of cash or property paid by the Loan Parties in connection with such acquisition shall not exceed $2.5 million; and (iv) the total consideration paid or payable (including Indebtedness) for all such acquisitions shall not exceed $5 million during the term of this Agreement.

“Permitted Investments” shall mean:

(a)               direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two (2) years;

(b)               time deposit accounts, certificates of deposit and money market deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one (1) nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)               repurchase obligations with a term of not more than one hundred eighty (180) days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)               commercial paper, maturing not more than one (1) year after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-2 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e)               securities with maturities of two (2) years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f)                shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above; and

(g)               money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5.0 billion.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), except as otherwise permitted under Section 6.01, (b) other than with respect to Indebtedness permitted pursuant to Section 6.01(h) and Section 6.01(i), such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is (i) by its terms subordinated in right of payment to the Obligations under this Agreement or (ii) unsecured Indebtedness, such Permitted Refinancing Indebtedness shall (x)(i) be subordinated in right of payment to such Obligations on terms not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, or (ii) remain unsecured, respectively, and (y) have a final maturity date equal to or later than one hundred eighty (180) days after the Maturity Date, (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced except to the extent otherwise permitted under Section 6.01 or Section 6.04, and (e) if the Indebtedness being Refinanced is (or would have been required to be) secured with any Term Loan Priority Collateral, such Permitted Refinancing Indebtedness shall (x) be secured by a Junior Lien with respect to the Term Loan Priority Collateral pursuant to an intercreditor arrangement reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) and (y) other than with respect to Indebtedness permitted pursuant to Section 6.01(j), have a final maturity date equal to or later than one hundred eighty (180) days after the Maturity Date.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trust, or other organization (whether or not a legal entity), or any government or any agency or political subdivision thereof.

“Petition Date” shall have the meaning assigned such terms in the recitals to this Agreement.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Plan of Reorganization” shall have the meaning assigned to such term in the recitals to this Agreement.

“Plan Sale Leaseback” shall have the meaning assigned to the term “Sale Leaseback” in the Plan of Reorganization.

“Prepayment/Reinvestment Event” shall mean any Debt Incurrence Prepayment Event or any Casualty Event.

“Prepayment Premium” shall mean an amount (which shall not be less than zero) equal to (x) $31,250,000 minus (y) the aggregate principal amount of the Loans advanced as of such date, plus all accrued interest thereon accrued as of such date (through and including such date).

“Prepetition Credit Agreement” shall mean that Credit Agreement, dated as of August 18, 2015, as amended, among the Borrower, the guarantors thereunder, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and parties party thereto from time to time.

“primary obligor” shall have the meaning assigned to such term in the definition of “Guarantee.”

“Pro Rata” shall mean with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Commitments are outstanding, by dividing the amount of such Lender’s Commitment by the aggregate amount of all Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans by the aggregate amount of all outstanding Loans.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and/or Section 4975(c) of the Code.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including cash, securities, accounts, contract rights and Equity Interests or other ownership interests of any Person), whether now in existence or owned or hereafter acquired.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.21.

“Qualified Capital Stock” shall mean any Equity Interest of any Person that does not by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) provide for scheduled payments of dividends in cash (other than at the option of the issuer) prior to the date that is, at the time of issuance of such Equity Interest, ninety-one (91) days after the Maturity Date, (b) become mandatorily redeemable at the option of the holder thereof (other than for Qualified Capital Stock or pursuant to customary provisions relating to redemption upon a change of control or sale of assets) pursuant to a sinking fund obligation or otherwise prior to the date that is, at the time of issuance of such Equity Interest, ninety-one (91) days after the Maturity Date or (c) become convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests that are not Qualified Capital Stock; provided further, that if any such Equity Interest is issued pursuant to a plan for the benefit of the employees, directors, officers, managers or consultants of Holdings (or any Parent Entity thereof), the Borrower or its Subsidiaries or by any such plan to such Persons, such Equity Interest shall not be regarded as an Equity Interest not constituting Qualified Capital Stock solely because it may be required to be repurchased by Holdings (any Parent Entity), the Borrower or its Subsidiaries in order to satisfy applicable regulatory obligations.

“Real Property” shall have the meaning assigned to such term in Section 3.07(c).

“Real Property Documents” shall mean, with respect to any real property, (a) a FIRREA compliant appraisal of such real property from appraisers engaged by the Administrative Agent, (b) Flood Documentation reasonably satisfactory to the Administrative Agent, (c) survey documentation reasonably satisfactory to the Administrative Agent, (d) a Title Insurance Policy, (e) opinions addressed to the Administrative Agent and the Lenders of (i) local counsel in each jurisdiction where the Mortgaged Property is located with respect to the enforceability of the Mortgages and other matters customarily included in such local law opinions and (ii) counsel for the Borrower regarding due authorization, execution and delivery of the Mortgages, in each case, in form and substance reasonably satisfactory to the Administrative Agent, (f) such other requirements or documents as may be reasonably requested by the Administrative Agent (acting at the direction of the Required Lenders) and (g) any other documentation or confirmation required to be delivered or made pursuant to Section 5.09(f) and Section 5.09(g).

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” “Refinancing” and “Refinanced” shall have meanings correlative thereto.

“Refunding Capital Stock” shall have the meaning assigned to such term in Section 6.06(i).

“Register” shall have the meaning assigned to such term in Section 9.04(e).

“Regulated Lender Entity” shall have the meaning assigned to such term in Section 5.09(f).

“Regulation D” shall mean Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Period” shall mean 180 days following the date of receipt of Net Cash Proceeds of a Casualty Event.

“Rejection Notice” shall have the meaning assigned to such term in Section 2.11(b)(iv).

“Related Fund” shall mean, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) an Affiliate of such Lender or (iii) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment. “Released” shall have a meaning correlative thereto.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Report” shall mean reports prepared by any Person on behalf of the Administrative Agent (at the direction of the Required Lenders) showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrower, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which the thirty (30)-day notice period referred to in Section 4043(c) of ERISA has been waived.

“Required Lenders” shall mean, at any time, the Lenders holding more than 50% of the aggregate amount of Loans outstanding at any time.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Debt Payment” shall have the meaning assigned to such term in Section 6.09(b).

“Restricted Payment” shall have the meaning assigned to such term in Section 6.06.

“Retained Declined Proceeds” shall have the meaning assigned to such term in Section 2.11(b)(iv).

“Revolver Loan” shall mean any “Revolver Loan” as defined in the ABL Credit Agreement.

“Rights Offerings” shall have the meaning assigned to such term in the Plan of Reorganization.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the or by the United Nations Security Council, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person directly or indirectly owned or controlled (individually or in the aggregate) by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject, or target, of any Sanctions.

“Sanctions” shall mean individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by:  (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any Loan Party or any of their respective Subsidiaries or Affiliates.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Obligations” shall mean the Obligations.

“Secured Parties” shall mean (a) the Administrative Agent, (b) the Lenders and (c) the successors and assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933.

“Security Documents” shall mean the Mortgages, the Collateral Agreement and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, and Control Agreements now or hereafter executed by any Loan Party and delivered to the Administrative Agent.

“Spring-Out Date” shall have the meaning given to such term in the ABL Credit Agreement as in effect on the date hereof.

“Subordinated Indebtedness” shall mean any unsecured Indebtedness of the Borrower or any Subsidiary that is expressly subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(d).

“Subsidiary” shall mean any direct or indirect subsidiary of the Borrower or a Loan Party, as applicable.

“subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent and/or one or more subsidiaries of the parent.

“Subsidiary Guarantor” shall mean each Loan Party other than Holdings and the Borrower.

“Supported QFC” has the meaning assigned to it in Section 9.21.

“Swap Agreement” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act and any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one (1) or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or other employee benefit plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management or consultants of Holdings, the Borrower or any of their Subsidiaries shall be a Swap Agreement.

“Tax and Trust Funds” means cash, cash equivalents or other assets comprised solely of (a) funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Loan Party’s employees in the current period (which may be monthly or quarterly, as applicable), (b) all taxes required to be collected, remitted or withheld in the current period (which may be monthly or quarterly, as applicable) (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)) and (c) any other funds which any Loan Party holds in trust or as an escrow or fiduciary for another person (which is not an Affiliate of a Loan Party) in the ordinary course of business and in connection with a transaction or arrangement not prohibited under this Agreement.

“Tax Distributions” shall have the meaning assigned to such term in Section 6.06(d).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), assessments, fees or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Loan Priority Collateral” shall have the meaning assigned such term in the Intercreditor Agreement.

“Term Loan Priority Collateral Account” shall mean a Deposit Account subject to the sole dominion and control of the Administrative Agent which holds solely identifiable proceeds of Term Loan Priority Collateral pending reinvestment or the application thereof to the Obligations in accordance with the Loan Documents and the Intercreditor Agreement.

“Title Insurance Policy” shall mean a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders), together with all endorsements reasonably requested by the Administrative Agent (at the direction of the Required Lenders), issued by or on behalf of a title insurance company reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders), insuring the Lien created by a Mortgage in an amount and on terms reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders), delivered to the Administrative Agent.

“Transaction Costs” shall mean fees and expenses payable or otherwise borne by Holdings, any other Parent Entity, the Borrower and its Subsidiaries in connection with the Transactions occurring on or about the Closing Date.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Loan Documents, including (a) the execution and delivery of the Loan Documents and the borrowing of the Loans on the Closing Date, (b) the execution and delivery of the ABL Loan Documents and the ABL Loan Obligations thereunder and (c) the repayment of the Existing Debt.

“UK Financial Institutions” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.21.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.17(e)(ii)(B)(3).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Adequate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including a payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth that will elapse between such date and the making of such payment); by (b) the outstanding principal amount of such Indebtedness.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02        Terms Generally.

(a)               The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, the Loan Documents in which the reference appears unless the context shall otherwise require.

(b)               Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or other document, agreement or instrument (including any by-laws, limited partnership agreement, limited liability company agreement, articles of incorporation, certificate of limited partnership or certificate of formation, as the case may be) shall mean such Loan Document, agreement or instrument as amended, restated, amended and restated, supplemented, otherwise modified, replaced, renewed, extended or refinanced from time to time and any reference in this Agreement to any Person shall include a reference to such Person’s permitted assigns and successors-in-interest.

Section 1.03        Accounting Terms.

(a)        Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that if an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of such affected provisions (without the payment of any amendment or similar fees to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof subject to the approval of the Required Lenders (not to be unreasonably withheld, conditioned or delayed); provided further that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)        Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of Capital Lease Obligations, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capital Lease Obligations on the date hereof shall be considered Capital Lease Obligations and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that all financial statements delivered to the Lenders in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change). Notwithstanding anything to the contrary, for all purposes under this Agreement (other than for purposes of Sections 5.04(a), (b) or (c)) and the other Loan Documents, including negative covenants, financial covenants and component definitions, GAAP will be deemed to treat operating leases and Capital Lease Obligations in a manner consistent with their treatment under GAAP as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

Section 1.04        Rounding. Except as otherwise expressly provided herein, any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one (1) place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05        Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.06        Classification.

(a)         For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.09, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, contractual restriction or prepayment of Indebtedness meets the criteria of more than one (1) of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.09, the Borrower, in its sole discretion, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one (1) category; provided that such transaction or item (or any portion thereof) may not be reclassified into Section 6.01(g), 6.04(r), 6.05(h), 6.06(h), 6.09(b) or 6.09(d).

(b)        [Reserved].

Section 1.07        References to Laws. Unless otherwise expressly provided herein, references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

Section 1.08        [Reserved].

Section 1.09        [Reserved].

Section 1.10        [Reserved].

Section 1.11        Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

Section 2.01        Commitments. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make Loans denominated in Dollars to the Borrower on the Closing Date, which Loans shall not exceed for any such Lender the Commitment of such Lender and in the aggregate shall not exceed $25,000,000.00. Such Loans may be repaid or prepaid (as set forth in Section 2.17) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

Section 2.02        [Reserved]

Section 2.03        Request for Borrowing.

(a)        To request a Borrowing of Loans on the Closing Date, the Borrower shall notify the Administrative Agent of such request in writing (delivered by email) by delivering a Borrowing Request signed by the Borrower not later than 12:00 p.m., Local Time, two (2) Business Days before the Closing Date. Such Borrowing Request shall be irrevocable. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)              the aggregate amount of the requested Borrowing;

(ii)             the date of such Borrowing, which shall be a Business Day; and

(iii)            the location and number of the Borrower’s account to which funds are to be disbursed.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04        [Reserved].

Section 2.05        [Reserved].

Section 2.06        Funding of the Borrowing.

(a)        Each Lender shall make a Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all requested funds, the Administrative Agent will make the proceeds of such Loans available to the Borrower by promptly wire transferring the amounts so received, in like funds, to an account designated by the Borrower in the Borrowing Request.

Section 2.07        Administrative Agent Fee Letter. Borrower shall pay to the Administrative Agent, fees in the amounts and at the times set forth in the Administrative Agent Fee Letter.

Section 2.08        Repayment of Loans. All Loans plus all accrued and unpaid interest thereon plus any Prepayment Premium and any other amounts then outstanding on the Obligations (including any Prepayment Premium) shall be due and payable in full on the Maturity Date, unless payment is sooner required under this Agreement.

Section 2.09        Evidence of Debt.

(a)         Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)        The Administrative Agent shall maintain the Register in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)        The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and, provided further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(d)        Any Lender may request that the Loans made by it be evidenced by a promissory note (a “Note”) in the form of Exhibit G. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one (1) or more promissory notes in such form.

Section 2.10        [Reserved].

Section 2.11        Prepayments of Loans.

(a)        Voluntary Prepayment. On and prior to the first anniversary of the Closing Date, the Borrower shall not have the right to voluntarily prepay the Loans in whole or in part without the written consent of the Required Lenders. After the first anniversary of the Closing Date and upon prior written notice in accordance with Section 2.11(d), the Borrower shall have the right at any time and from time to time to prepay the Loans in whole (but not in part) in an amount equal to the aggregate principal amount of the Loans outstanding plus all accrued interest to but excluding the date of such prepayment plus the Prepayment Premium (if any).

(b)        Mandatory Prepayment.

(i)              Change in Control. Substantially concurrently with (but in no event more than one (1) Business Day following) the consummation of any Change in Control, the Borrower shall prepay the Loans in whole in an amount equal to the aggregate principal amount of the Loans outstanding plus all accrued interest to but excluding the date of such prepayment and any other amounts then outstanding on the Obligations plus the Prepayment Premium (if any).

(ii)             Proceeds of a Debt Incurrence Prepayment Event/Casualty Event. Subject to the terms of the Intercreditor Agreement, on each occasion that a Debt Incurrence Prepayment Event or Casualty Event occurs, the Borrower shall, within one (1) Business Day after receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event and within ten (10) Business Days after the the occurrence of a Casualty Event (or, in the case of Deferred Net Cash Proceeds, within ten (10) Business Days after the Deferred Net Cash Proceeds Payment Date), prepay, in accordance with clause (iii) below, Loans and other Obligations with an amount equal to (x) 100% of the Net Cash Proceeds from such Debt Incurrence Prepayment Event or Casualty Event (to the extent not reinvested) for application to the Loans plus (y) if such Debt Incurrence Prepayment Event or Casualty Event results in the payment in full of the Loans, the Prepayment Premium.

(iii)            Application to Term Loans. Subject to clause (iv) below, each prepayment required by Section 2.11(b) shall be allocated pro rata among the Loans based on the applicable remaining principal due thereunder.

(iv)            Rejection Right. Each Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment with respect to a Debt Incurrence Prepayment Event or Casualty Event under clause (ii) above (such declined amounts, the “Declined Proceeds”) of Loans by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 3:00 p.m. Local Time one (1) Business Day prior to the requested date of such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”).

(c)        [Reserved].

(d)        The Borrower shall notify the Administrative Agent in writing, of any prepayment under this Agreement not later than 12:00 p.m., Local Time, three (3) Business Days before the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, and the calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents.

(e)        In the event that all of the Loans are prepaid or required to be prepaid pursuant to this Section 2.11, (in each case, whether before or after the occurrence of an Event of Default or the commencement of any insolvency or bankruptcy proceeding, and notwithstanding any acceleration (for any reason) of the Obligations), the Borrower shall pay the Prepayment Premium. Notwithstanding anything herein to the contrary, if a prepayment event described in this Section 2.11 occurs or exists which requires that the Prepayment Premium be paid, then the Administrative Agent shall be paid, for the benefit of Lenders holding such Loans as an inducement for making the Loans (and not as a penalty) the Prepayment Premium, which Prepayment Premium shall be fully earned, and due and payable, on the date of such payment or prepayment, or on the date such payment or prepayment is required to be made, as applicable, and non-refundable when made.

(f)         Without limiting the generality of the foregoing Section 2.11 and notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Loan Parties hereby acknowledge and agree that if the Obligations are accelerated for any reason, including because of an Event of Default (including by operation of law or otherwise), the commencement of any insolvency proceeding or other proceeding pursuant to any applicable debtor relief laws, sale, disposition or encumbrance (including that by operation of law or otherwise) or a satisfaction or release by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means, the Prepayment Premium, determined as of the date of acceleration will also be due and payable as though said Obligations were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and Borrower agrees that it is reasonable under the circumstances. Borrower expressly agrees that: (i) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, and (iv) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Event of Default. THE OBLIGORS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Loan Parties expressly acknowledge that their respective agreement to pay the Prepayment Premium as herein described is a material inducement to the Lenders to provide the Commitments hereunder and to make the Loans. Furthermore, the Loan Parties acknowledge and agree that the Loan Parties and their respective affiliates shall be estopped hereafter from claiming differently than as agreed to with respect to the Prepayment Premium and the Loan Parties acknowledge and agree that the Prepayment Premium is not intended to act as a penalty or to punish the Loan Parties for any action. If the Loans are accelerated for any reason under this Agreement, the Prepayment Premium applicable thereto shall be calculated as if the date of acceleration of such Loans was the date of prepayment of such Loans. The parties hereto further acknowledge and agree that the Prepayment Premium is not intended to act as a penalty or to punish the Loan Parties for any such repayment or prepayment.

Section 2.12        [Reserved].

Section 2.13        Interest.

(a)         The Loans shall bear interest on the outstanding principal amount thereof (including, for the avoidance of doubt, capitalized interest that has already been added to principal) from the date when made to but excluding the date such Loans are fully repaid at a rate of 14% per annum, accruing daily. Interest shall be paid in kind and capitalized as additional principal amounts of the Loans, compounding on an annual basis on the last Business Day of each Fiscal Year of the Borrower and thereafter, shall bear interest as provided hereunder as if such capitalized interest had originally been part of the outstanding principal amount of the Loans.

(b)        [Reserved].

(c)        [Reserved].

(d)       Notwithstanding the foregoing, if (x) any principal of or interest on any Loan or any fees or premiums (including any Prepayment Premium) or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise or (y) any Event of Default exists, all outstanding amounts (including any Prepayment Premium) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of, or interest on, any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Loans as provided in paragraph (a) of this Section (in each case, the “Default Rate”). Interest pursuant to this paragraph (d) shall be paid in kind and capitalized as additional principal amounts of the Loans, compounding on an annual basis on the last Business Day of each Fiscal Year of the Borrower and thereafter, shall bear interest as provided hereunder as if such capitalized interest had originally been part of the outstanding principal amount of the Loans.

(e)        Accrued interest on each Loan shall be payable as required by Section 2.13(a) or Section 2.13(d) and on the Maturity Date; provided that in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(f)        All interest hereunder shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14        [Reserved].

Section 2.15        Increased Costs.

(a)        [Reserved]

(b)        If any Lender determines (i) that any Change in Law shall subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) or (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (ii) that any Change in Law regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time within thirty (30) days of receipt of a certificate of the type specified in paragraph (d) below the Borrower shall pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)        Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

(d)        A certificate of a Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that such certificate from each such Lender shall contain a certification to the Borrower that such Lender is generally requiring reimbursement for the relevant amounts from similarly situated borrowers under comparable syndicated credit facilities. The Borrower shall pay such Lender, as applicable, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(e)        Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16        [Reserved].

Section 2.17        Taxes.

(a)        Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as Required by Applicable Law; provided that if a Loan Party or other applicable withholding agent shall be required by Applicable Law (as determined in the good faith discretion of such Loan Party or other applicable withholding agent) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by any Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)        In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable, or, at the option of the Administrative Agent, timely reimburse it for, the payment of any Other Taxes.

(c)        Each Loan Party shall indemnify each Lender Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by each Lender Party, on, or required to be withheld or deducted, with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, prepared in good faith and delivered to such Loan Party by a Lender Party on its own behalf or on behalf of another Lender, shall be conclusive absent manifest error.

(d)        As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).

(e)        (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)       Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)               in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)               executed copies of IRS Form W-8ECI;

(3)               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)               to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)             if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)         If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

(g)        [Reserved].

Section 2.18       Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)        Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, premiums (including the Prepayment Premium, if owed) or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent in writing from time to time. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt off all required funds. All payments hereunder shall be made in Dollars.

(b)        If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest, premiums (including the Prepayment Premium, if owed) and fees then due from the Borrower hereunder, such funds (except as otherwise provided in the Collateral Agreement with respect to the application of amounts realized from the Collateral) shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and any premiums (including the Prepayment Premium, if owed) then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and premiums (including the Prepayment Premium, if owed) then due to such parties.

(c)        If (other than (x) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant, including any assignee or participation that is a Loan Party or any of its Affiliates or (y) as otherwise expressly provided elsewhere herein, including, without limitation, as provided in or contemplated by Section 9.04(f)) any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.19       Mitigation Obligations; Replacement of Lenders.

(a)        If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use commercially reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)       If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i)  repay all Obligations (including any Prepayment Premium, if owed) of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) [reserved], (v) such assignment shall otherwise comply with Section 9.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) until such time as such Obligations (including any Prepayment Premium, if owed) are repaid or such assignment is consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or Section 2.17, as the case may be. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower, the Administrative Agent or any Lender may have against any replaced Lender. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.19(b).

ARTICLE III

Representations and Warranties

Each of Holdings (solely to the extent applicable to it) and each other Loan Party represents and warrants to the Administrative Agent and each of the Lenders:

Section 3.01       Organization; Powers. Each of Holdings, the Borrower and each of the Subsidiaries (a) is a limited partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business and in good standing in each jurisdiction where such qualification is required; except in each case referred to in this Section 3.01 (other than in clause (a) and clause (b), respectively, with respect to the Borrower), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.02       Authorization. The execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Guarantors of each of the Loan Documents to which it is a party, and the borrowings hereunder, the consummation of the Plan of Reorganization, the transactions forming a part of the Transactions and the payment of the Transaction Costs (a) have been duly authorized by all corporate, stockholder, limited partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Subsidiary Guarantors and (b) will not (i) violate (A) any provision of (x) law, statute, rule or regulation applicable to such party, or (y) of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any such Subsidiary Guarantor, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Guarantor is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (b)(i)(A)(x), (b)(i)(B), (b)(i)(C) or (b)(ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary Guarantor, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02 hereof.

Section 3.03       Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

Section 3.04       Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the consummation of the Plan of Reorganization, the Transactions and the payment of the Transaction Costs, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) such as have been made or obtained and are in full force and effect, (d) such actions, consents, approvals, registrations or filings the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect and (e) the recordation of Mortgages.

Section 3.05       Financial Statements.

(a)        All financial statements of the Borrower and its Subsidiaries that have been or may hereafter be delivered by any Loan Party to the Administrative Agent and/or the Lenders present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Borrower and its Subsidiaries as of the date(s) and for the period(s) thereof in accordance with GAAP.

(b)        No Loan Party or any Subsidiary has as of the Closing Date any material indebtedness or any material contingent liabilities, off-balance sheet liabilities or liabilities for Taxes, except as referred to or reflected in the financial statements of the Loan Parties or their Subsidiaries previously delivered to the Lenders.

Section 3.06       No Material Adverse Effect. Since the Petition Date, no event, development, circumstance or change has occurred that has or would reasonably be expected to have a Material Adverse Effect.

Section 3.07       Title to Properties; Possession Under Leases.

(a)        Each of Holdings, the Borrower and the Subsidiaries has good and insurable fee simple title to the Mortgaged Properties, if any, and good and insurable fee simple title to, or good and valid interests in easements or other limited property interests in, as applicable, all its other real properties and has good and valid title to its personal property and assets, in each case, free and clear of Liens except for defects in title that do not impair the value thereof in any material respect or interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and Liens expressly permitted by Section 6.02.

(b)        Each of Holdings, the Borrower and the Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, reasonably necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, except where the failure to have such rights or where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, to the knowledge of the Loan Parties or any Subsidiary, the use of such trademarks, copyrights, patents, licenses and other intellectual property by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement except as set forth on Schedule 3.07(b).

(c)        As of the date of the Closing Date, Schedule 3.07(c) sets forth the address of each parcel of real property that is owned by any Loan Party and each material parcel of real property that is leased by any Loan Party (collectively, the “Real Property”). As of the Closing Date, to the knowledge of the Loan Parties and following the assumption of such leases pursuant to the Plan of Reorganization, (i) each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, (ii) no Loan Party is in default under its material monetary obligations with respect to each of its leases and subleases, and (iii) there are no other material defaults with respect to any of such leases or subleases, subject to any applicable cure periods.

Section 3.08       Subsidiaries.

(a)        Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of outstanding Equity Interests owned by Holdings or by any such Subsidiary.

(b)        As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors’ qualifying shares) of any nature relating to any Equity Interests of any Subsidiary.

Section 3.09       Litigation; Compliance with Laws.

(a)        There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or to the knowledge of Holdings or the Borrower threatened in writing against, Holdings or the Borrower or any of the Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document, the Transactions or the payment of the Transaction Costs or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)       None of Holdings, the Borrower, the Subsidiaries or their respective properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws that are the subject of Section 3.16) or any restriction of record or agreement affecting any owned real property, including the Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10       Investment Company Act. None of Holdings, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.11       Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly, as set forth in Section 5.13.

Section 3.12       Federal Reserve Regulations.

(a)        None of Holdings, the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)        No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.13       Tax Returns.

(a)        Each of Holdings, the Borrower and its Subsidiaries has filed or caused to be filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies, taken as a whole, and each such Tax return is true and correct in all material respects;

(b)        Each of Holdings, the Borrower and its Subsidiaries has timely paid or caused to be timely paid all material Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all such amounts due) (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves (in accordance with GAAP), which Taxes, if not paid or adequately provided for, could, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect); and

(c)        With respect to each of Holdings, the Borrower and its Subsidiaries, no tax lien has been filed, and, to the knowledge of the Borrower and its Subsidiaries, no claim is being asserted, with respect to any such Taxes, in each case in an amount in excess of $2,000,000 in the aggregate for all such tax liens and claims.

Section 3.14       Disclosure.

(a)        The Loan Parties have disclosed to the Lenders all Material Agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Perfection Certificate nor any of the other reports, financial statements, certificates or other information (other than information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date.

(b)        As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement, if any, is true and correct in all material respects.

Section 3.15       Employee Benefit Plans.

(a)         Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Loan Party and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; and (ii) no ERISA Event has occurred or is reasonably expected to occur; the present value of all accumulated benefit obligations under each Plan (based on those assumptions used for purposes of Accounting Standards Codification No. 715: Compensation Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan allocable to such accrued benefits and the present value of all accrued benefit obligations of all underfunded Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the value of the assets of all such underfunded Plans.

(b)        Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Foreign Plan Event has occurred.

Section 3.16       Environmental Matters. Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice of violation, request for information, order, complaint or assertion of penalty has been received by the Borrower or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened which allege a violation of or liability under any Environmental Laws or concerning Hazardous Materials, in each case relating to the Borrower or any of the Subsidiaries, (ii) the Borrower and the Subsidiaries has all permits necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) no Hazardous Material is located at any property currently or formerly owned, operated or leased by the Borrower or any of the Subsidiaries in quantities or concentrations that would reasonably be expected to give rise to any liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated by or on behalf of the Borrower or any of the Subsidiaries that has been transported to or Released at or from any location in a manner that would reasonably be expected to give rise to any liability or obligation of the Borrower or any of the Subsidiaries, and (iv) there is no agreement to which the Borrower or any of the Subsidiaries is a party in which the Borrower or any of the Subsidiaries has assumed or undertaken, or retained, responsibility for any known or reasonably likely liability or obligation arising under or relating to Environmental Laws.

Section 3.17       Security Documents.

(a)        The Collateral Agreement is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of Deposit Accounts, when Control Agreements are entered into by the Administrative Agent, and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings described on Schedule 3.17 are filed in the offices specified on Schedule 3.17, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations (including any Prepayment Premium, if owed), in each case to the extent security interests in such Collateral can be perfected by the execution of Control Agreements or the filing Uniform Commercial Code financing statements, as applicable, in each case prior and superior in right to any other Person (except, Liens expressly permitted by Section 6.02).

(b)       The Mortgages, if any, shall be effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of a Person pursuant to Liens expressly permitted by Section 6.02.

Section 3.18       Solvency. Immediately after giving effect to the consummation of the Plan of Reorganization (including the making of all distributions and payments required thereunder), the Transactions and the payment of the Transaction Costs on the Closing Date and immediately following the making of the Loans and the Revolver Loans (as defined in the ABL Credit Agreement) on the Closing Date and on the date of each Borrowing (as defined in the ABL Credit Agreement) and after giving effect to the application of the proceeds of the Loans and the Revolver Loans (as defined in the ABL Credit Agreement), (i) the fair value of the assets of Holdings, the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings, the Borrower and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of Holdings, the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings, the Borrower and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings, the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings, the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

Section 3.19       Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or, to the knowledge of Holdings or the Borrower, threatened in writing against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters; (c) all Persons treated as contractors by the Borrower and the Subsidiaries are properly categorized as such, and not as employees, under Applicable Law; and (d) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect the consummation of the Transactions and the payment of the Transaction Costs will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of its Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of its Subsidiaries (or any predecessor) is bound.

Section 3.20       Insurance. Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries as of the Closing Date. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 3.21       USA PATRIOT Act and OFAC.

(a)        To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) USA PATRIOT Act. To the knowledge of the Borrower, no part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)        The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions, and the Loan Parties, their Subsidiaries and their respective officers and employees.

(c)        To the knowledge of the Loan Parties, each of their directors and agents are in compliance with Anti-Corruption Laws and Sanctions in all material respects.

(d)        None of (i) Holdings, the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of Holdings, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(e)        No Loan or use of proceeds of any Loan by the Borrower or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or Sanctions.

Section 3.22        EEA Financial Institution. No Loan Party is an EEA Financial Institution.

Section 3.23        Plan Assets. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan under this Agreement, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 3.24        Common Enterprise. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

Section 3.25        Material Agreements. All Material Agreements to which any Loan Party or any Subsidiary is a party or is bound as of the date of this Agreement are listed on Schedule 3.25. No Loan Party nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any Material Agreement to which it is a party or (ii) any agreement or instrument evidencing or governing any Material Indebtedness, in each case, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

ARTICLE IV

Conditions Precedent

Section 4.01        Closing Date. The obligations of the Lenders to make Loans under this Agreement shall not become effective until the date on which each of the following conditions are satisfied or waived:

(a)        The representations and warranties set forth in Article III hereof shall be true and correct in all material respects (without duplication of any materiality qualification applicable thereto) as of such date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualification applicable thereto) as of such earlier date).

(b)        At the time of and immediately after giving effect to the Closing Date, no Event of Default or Default shall have occurred and be continuing or would result from any Loan to occur on the date hereof or the application of the proceeds thereof.

(c)        The Lenders and the Administrative Agent (or their respective counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.13(b), may include any Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Lenders (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document.

(d)        The Administrative Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a written opinion from Haynes and Boone, LLP, special counsel for Holdings and the Borrower (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Lenders and covering such other matters relating to the Loan Documents and the Transactions as the Lenders shall reasonably request, and each of Holdings and the Borrower hereby instructs its counsel to deliver such opinions.

(e)        The Lenders and the Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i)            a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official);

(ii)           a certificate of the secretary or assistant secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(A)            that attached thereto is a true and complete copy of the by-laws (or limited partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date,

(B)             that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)             that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D)            as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party,

(E)             as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party;

(iii)          a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iv)          a certificate of a Responsible Officer of the Borrower certifying that as of the Closing Date the conditions precedent contained in clauses (a), (b), and (l) of this Section 4.01 are satisfied.

(f)         The Administrative Agent shall have received each Control Agreement required to be provided pursuant to Section 5.12(d).

(g)        (i) the Lenders shall have received a duly completed Perfection Certificate dated as of the Closing Date, together with all attachments contemplated thereby, (ii) the Lenders shall have received the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties and copies of the financing statements (or similar documents) disclosed by such search and (iii) the Lenders shall have received evidence reasonably satisfactory to the Lenders that the Liens indicated by such financing statements (or similar documents) are either permitted by Section 6.02 or have been released (or authorized for release in a manner reasonably satisfactory to the Lenders).

(h)        Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Lenders to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02 to be prior to the Liens of the Administrative Agent in the applicable Collateral (including Liens on ABL Priority Collateral securing the ABL Loan Obligations permitted under Section 6.02(b)(iii))), shall have been filed, registered or recorded or immediately upon the closing of this Agreement will be filed, registered or recorded by Administrative Agent.

(i)         On the Closing Date, substantially concurrently with the funding of the Loans, Holdings and its Subsidiaries shall have paid in full the Existing Debt and caused the termination of any commitments to lend or make other extensions of credit under the Prepetition Credit Agreement, the DIP ABL Credit Agreement and the DIP RE Credit Agreement.

(j)         The Lenders and the Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit D and signed by a Responsible Officer of the Parent.

(k)        The Lenders and the Administrative Agent shall have received all fees payable thereto on or prior to the Closing Date and, to the extent invoiced at least 3 Business Days prior to the Closing Date, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented (in summary format) out-of-pocket expenses (including reasonable and documented (in summary format) fees, charges and disbursements of Kirkland & Ellis LLP and Holland & Knight LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(l)         Since the Petition Date, there shall not have occurred and there is no circumstance or occurrence that is reasonably likely to have (individually or in the aggregate) a Material Adverse Effect, excluding the pendency of the Cases.

(m)       The Administrative Agent and the Lenders shall have received, at least five (5) days prior to the Closing Date, (i) all documentation, to include a duly executed IRS Form W-9 or such other applicable IRS Form and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower, a Beneficial Ownership Certification in relation to the Borrower shall have received, and the Administrative Agent shall have received, such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(n)        [Reserved].

(o)        The terms of (i) the Plan of Reorganization and (ii) all orders of the Bankruptcy Court approving the Plan of Reorganization, the credit facility provided under this Agreement, or affecting the rights, remedies and obligations of the Administrative Agent and the Lenders hereunder and thereunder, shall be in form and substance acceptable to the Lenders and the Administrative Agent in all material respects.

(p)        The Confirmation Order shall have been entered upon proper notice to all parties to be bound by the Plan of Reorganization, all as may be required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, order of the Bankruptcy Court, and any applicable local bankruptcy rules. Moreover, (i) unless otherwise waived by the Lenders, no appeal or petition for review, rehearing or certiorari with respect to the Confirmation Order may be pending and (ii) the Confirmation Order must otherwise be in full force and effect. The effective date of the Plan of Reorganization shall have occurred on or prior to the Closing Date.

(q)        The Bankruptcy Court shall have entered an order, in form and substance acceptable to the Required Lenders, approving the Commitment Letter.

(r)         The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Required Lenders and otherwise in compliance with the terms of Section 5.02 hereof.

(s)        [Reserved].

(t)         All legal (including tax) and regulatory matters shall be satisfactory to the Lenders, including compliance with all applicable requirements of Regulation T, Regulation U and Regulation X of the Board, and the Lenders’ counsel shall have completed all legal due diligence.

(u)        The corporate structure, capital structure and other debt instruments, material accounts and governing documents of the Loan Parties shall be acceptable to the Lenders in their sole discretion.

(v)        The Lenders shall have received evidence that all consents and approvals, if any, required to be obtained from any Governmental Authority or other Person in connection with the Transactions (including member and shareholder approvals) have been obtained and are in full force and effect.

(w)       The Lenders and the Administrative Agent shall have received executed copies of the ABL Credit Agreement and all material ABL Loan Documents, each of which shall be in form and substance satisfactory to the Lenders in all respects.

(x)        The Administrative Agent and the Lenders shall have received a copy of the Intercreditor Agreement executed by the ABL Administrative Agent and the Loan Parties and which shall be in form and substance satisfactory to Administrative Agent (acting at the direction of the Required Lenders) in all respects.

Each Lender, by delivering its signature page to this Agreement shall be deemed to have acknowledged receipt of and consented to and approved each Loan Document and each other document required to be approved by any Lender, as applicable, on the Closing Date.

ARTICLE V

Affirmative Covenants

Each of Holdings (solely as to Sections 5.01, 5.05 and 5.09 as applicable to it) and the Borrower covenants and agrees with the Administrative Agent and each Lender that until all of the Secured Obligations (including any Prepayment Premium, if owed) have been Paid in Full, unless the Required Lenders shall otherwise consent in writing, the Borrower (and Holdings solely to the extent applicable to it) will, and the Borrower will cause each of the Subsidiaries to:

Section 5.01        Existence; Businesses and Properties.

(a)        Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) as otherwise expressly permitted under Section 6.05.

(b)        Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto reasonably necessary to the normal conduct of the business of the Borrower and the Subsidiaries and (ii) at all times maintain and preserve all property reasonably necessary to the normal conduct of the business of the Borrower and the Subsidiaries and keep such property in satisfactory repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto in accordance with prudent industry practice (in each case except as expressly permitted by this Agreement).

Section 5.02        Insurance.

(a)        Maintain, with financially sound and reputable insurance companies having a financial strength rating of at least “A-” from A.M. Best & Co., insurance in such amounts and against such risks and such other hazards as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear, to the extent customary for such type of insurance and (ii) in the case of each casualty insurance policy and marine cargo insurance policy, contain a lender’s loss payable clause and endorsement or such other customary endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of Lenders as the loss payee and mortgagee, if applicable, thereunder and to the extent available provides for at least thirty (30) days’ prior written notice to the Administrative Agent of any cancellation of such policy.

(b)        If any improved real property is included in the Collateral and the area in which the Premises (as defined in the Mortgages) are located is designated a special “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance from such providers, in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and deliver to the Administrative Agent evidence of such compliance in form and substance reasonably satisfactory to the Required Lenders.

Section 5.03       Taxes. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Lien permitted under Section 6.02) upon such properties or any part thereof except to the extent not overdue by more than thirty (30) days or, if more than thirty (30) days overdue (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto and (b) in the case of a Tax or claim which has or may become a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim; provided, however, that each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

Section 5.04        Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)        within ninety (90) days after the end of each fiscal year (commencing with fiscal year 2021), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification, other than solely with respect to an upcoming maturity date of Indebtedness or a potential inability to satisfy a financial covenant, or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present, in all material respects, the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP, supporting schedules reconciling such consolidated balance sheet and related statements of operations and cash flows with the consolidated financial condition and results of operations of Holdings or the Borrower, as applicable, for the relevant period (it being understood that the delivery by the Borrower of annual reports on Form 10-K of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b)        within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the first full fiscal quarter ending after the occurrence of the Spring-Out Date), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), supporting schedules reconciling such consolidated balance sheet and related statements of operations and cash flows with the consolidated financial position and results of operations of Holdings or the Borrower, as applicable, for the relevant period (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c)        at all times prior to the end of the first full fiscal quarter ending after the occurrence of the Spring-Out Date and at any time thereafter if a Cash Dominion Trigger Period is in effect, within thirty (30) days after the end of each month (or after the Spring-Out Date, for each of the first two (2) months of each fiscal quarter), a balance sheet and related statements of operations and cash flows showing the financial position of Holdings and its Subsidiaries as of the close of such month and the consolidated results of its operations during such month, all of which shall be in reasonable detail and certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(d)        (i) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form attached hereto as Exhibit E (x) certifying that no Default or Event of Default has occurred or, if such a Default or an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (y) setting forth the reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio (as defined in the ABL Credit Agreement) for such period, whether or not the requirements of Section 6.10 of the ABL Credit Agreement are then in effect;

(e)        (i) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and other materials filed by Holdings, the Borrower or any of its Subsidiaries with the SEC or any securities exchange, or distributed to its stockholders generally, as applicable and all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries and (ii) so long as ABL Loan Obligations are outstanding, on Thursday of each week, weekly reports and forecasts of cash flows in form and substance reasonably satisfactory to the Required Lenders (it being understood and agreed that the form of weekly reports and forecasts of cash flows delivered to the Lenders prior to the Closing Date are reasonably satisfactory); provided, that the Borrower shall only be required to provide the deliverables set forth in this clause (ii) to the extent the outstanding balance of Revolver Loans has been greater than $0 for three (3) consecutive days;

(f)         together with each delivery under Section 5.04(a), a detailed consolidated and consolidated quarterly budget for such fiscal year (including a projected consolidated and consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated and consolidated statements of projected cash flow and projected income) and, as soon as available, significant revisions, if any, of such budget and quarterly projections with respect to such fiscal year (to the extent that such revisions have been approved by the Borrower’s board of directors (or equivalent governing body)), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, to such Financial Officer’s knowledge, the Budget is a reasonable estimate for the period covered thereby;

(g)        promptly following a request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h)        together with the delivery of the annual compliance certificate required by Section 5.04(d), deliver an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this paragraph (h) or Section 5.09(e);

(i)         promptly following reasonable request therefore from the Administrative Agent (for itself or on behalf of any Lender), copies of (i) any documents described in Sections 101(f) and/or (j) of ERISA with respect to any Plan, and/or (ii) any notices or documents described in Sections 101(f), (k) and/or (l) of ERISA requested with respect to any Multiemployer Plan; provided, that if any Loan Party or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, then, upon reasonable request of the Administrative Agent (for itself or on behalf of any Lender), the Loan Party(ies) and/or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(j)         promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent (for itself or on behalf of any Lender) may reasonably request;

(k)        promptly, but in any event within three (3) Business Days after the furnishing, receipt or execution thereof, copies of (i) any amendment, waiver, consent or other written modification of the ABL Credit Agreement or any material amendment, waiver, consent or other written modification of any other ABL Loan Document, (ii) any notice of default or event of default or any notice related to the exercise of remedies under the ABL Loan Documents, and (iii) any other material notice, certificate or other information or document provided to, or received from, the ABL Administrative Agent or the ABL Secured Parties (in their capacities as such), including, without limitation, copies of all Borrowing Base Certificates (as defined in the ABL Credit Agreement) and other financial and collateral reporting provided under the ABL Credit Agreement;

(l)         promptly, but in any event within five (5) Business Days after the furnishing, receipt or execution thereof, copies of (i) any termination, material amendment or other material written modification of any Material Agreement or any Material Indebtedness (other than the ABL Loan Obligations), and (ii) any notice of default or any notice related to the exercise of remedies with respect to any Material Indebtedness (other than the ABL Loan Obligations); and

(m)       documents required to be delivered pursuant to this Section 5.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower (or a representative thereof) posts such documents (or provides a link thereto) at www.tuesdaymorning.com; provided that, other than with respect to items required to be delivered pursuant to Section 5.04(e) above, Holdings or the Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents at www.tuesdaymorning.com and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by Holdings or the Borrower to the Administrative Agent for posting on behalf of Holdings and the Borrower on IntraLinks, SyndTrak or another relevant secure website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) with respect to any item required to be delivered pursuant to Section 5.04(e) above in respect of information filed by Holdings or its applicable Parent Entity with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q reports and Form 10-K reports), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority.

Section 5.05        Notices of Material Events. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a)        any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)        any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of their Subsidiaries would reasonably be expected to have a Material Adverse Effect;

(c)        the occurrence of any ERISA Event or Foreign Plan Event that, individually or together with all other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(d)        the filing of any Lien for unpaid taxes in excess of $1,000,000;

(e)        any change in the Borrower’s chief executive officer or chief financial officer;

(f)         any discharge, resignation or withdrawal of the registered public accounting firm (provided that filing an applicable 8-K with the SEC shall satisfy any notice requirements under clause (e) above or this clause (f));

(g)        any Casualty Event, any Casualty Event (as defined in the ABL Credit Agreement) or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event or any Casualty Event (as defined in the ABL Credit Agreement), in each case involving assets with a fair market or book value in excess of $1,000,000;

(h)        any change in the information provided in the Beneficial Ownership Certification, if any, delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and

(i)          any other development specific to Holdings, the Borrower or any of their Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect.

Each notice delivered under this Section 5.05 (i) shall be in writing and (ii) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and (if applicable) any action taken or proposed to be taken with respect thereto.

Section 5.06        Compliance with Laws. (a) Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.08, or to laws related to Taxes, which are the subject of Section 5.03, (b) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions and (c) comply with all applicable reporting requirements of the SEC.

Section 5.07        Maintaining Records; Access to Properties and Inspections.

(a)         Maintain all financial records in a manner sufficient to permit the preparation of consolidated financial statements in accordance with GAAP.

(b)         Permit the Administrative Agent, subject (except when an Event of Default exists) to reasonable advance notice to, and reasonable coordination with, the Borrower and normal business hours, to visit and inspect the properties of the Borrower, at the Borrower’s expense as provided in clause (c) below, inspect, audit and make extracts from the Borrower’s corporate, financial or operating records, and discuss with its officers, employees, agents, advisors and independent accountants (subject to such accountants’ customary policies and procedures) the Borrower business, financial condition, assets and results of operations (it being understood that a representative of the Borrower is allowed to be present in any discussions with officers, employees, agent, advisors and independent accountants). No such inspection or visit shall unduly interfere with the business or operations of the Borrower, nor result in any damage to the Property or other Collateral. Neither the Administrative Agent nor any Lender shall have any duty to the Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with the Borrower. The Borrower acknowledges that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes, and the Borrower shall not be entitled to rely upon them.

(c)         Reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses (other than legal fees or costs and expenses which are covered under Section 9.05) of the Administrative Agent in connection with examinations of the Borrower’s books and records or any other financial or Collateral matters as the Administrative Agent (acting at the direction of the Required Lenders) deems appropriate subject to the limitations on such examinations, audits and appraisals permitted under the preceding paragraph. This Section shall not be construed to limit the Administrative Agent’s right to use third parties for such purposes.

Section 5.08        Compliance with Environmental Laws.

(a)         Comply, and make reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws. This clause (a) shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, the Borrower and any of its affected Subsidiaries promptly undertake reasonable efforts to eliminate such noncompliance, and such noncompliance and the elimination thereof, in the aggregate with any other noncompliance with any of the foregoing and the elimination thereof, could not reasonably be expected to have a Material Adverse Effect.

(b)         Except as could not reasonably be expected to have a Material Adverse Effect, generate, use, treat, store, release, dispose of, and otherwise manage Hazardous Materials in a manner that would not reasonably be expected to result in a material liability to the Borrower or any of the Subsidiaries or to materially affect any Real Property; and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a material liability to, or materially affect any Real Property.

Section 5.09        Further Assurances; Additional Guarantors; Mortgages.

(a)         Without limiting anything contained in this Section 5.09, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, financing statements, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any Applicable Law, or that the Administrative Agent (at the direction of the Required Lenders) may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure the perfection and priority of the Liens created or intended to be created by the Security Documents, all at the expense of the Loan Parties.

(b)         If any asset (other than real property or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $1.0 million (as reasonably estimated by the Borrower) is acquired by Holdings, the Borrower or any Subsidiary Guarantor after the Closing Date or owned by an entity at the time it becomes a Subsidiary Guarantor (including, without limitation, as the result of a Division) (in each case other than assets constituting Collateral under a Security Document that become subject to a perfected Lien in favor of the Administrative Agent under such Security Document upon acquisition thereof or any Excluded Asset), cause such asset to be subjected to a perfected Lien securing the Obligations and take, and cause the applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent (at the direction of the Required Lenders) to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (f) below.

(c)         Within sixty (60) days (or such later date as the Administrative Agent (acting at the direction of the Required Lenders) may agree) following the the acquisition of Mortgageable Real Property, grant and cause each of the Subsidiary Guarantors to grant to the Administrative Agent security interests and mortgages in the Mortgageable Real Property of the Borrower or any such Subsidiary Guarantors specified in such request pursuant to Mortgages reasonably satisfactory to the Required Lenders and constituting valid and enforceable Liens subject to no other Liens except as are permitted by Section 6.02. With respect to each such Mortgage, the Borrower shall deliver (at its expense) to the Administrative Agent contemporaneously therewith all Real Property Documents requested by the Administrative Agent pursuant to the terms of this Agreement, other than those Real Property Documents which are to be obtained (at the Borrower’s expense) by the Administrative Agent.

(d)         If (i) any additional Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Closing Date (including, without limitation, as the result of a Division) or (ii) any Excluded Subsidiary ceases to be an Excluded Subsidiary pursuant to the definition thereof, concurrently with the formation or acquisition thereof or of such Subsidiary ceasing to be an Excluded Subsidiary, notify the Administrative Agent and the Lenders in writing thereof and, within ten (10) Business Days after such date or such longer period as the Administrative Agent (acting at the direction of the Required Lenders) shall agree, cause such Subsidiary to become a Subsidiary Guarantor by delivering a supplement to the Collateral Agreement, in the form specified therein, duly executed on behalf of such Subsidiary. Upon execution and delivery thereof, each such Person (x) shall automatically become a Subsidiary Guarantor under the Loan Documents and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (y) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral. In connection therewith, the Administrative Agent shall have received all documentation and other information regarding such newly formed or acquired Subsidiary as may be required to comply with the applicable “know your customer” rules and regulations, including the USA Patriot Act.

(e)         (i) Furnish to the Administrative Agent promptly (and in any event within five (5) Business Days or such later date as the Administrative Agent (acting at the direction of the Required Lenders) may agree) written notice of any change in (A) any Loan Party’s corporate or organization name, (B) any Loan Party’s organizational form or (C) any Loan Party’s organizational identification number; provided that neither Holdings nor the Borrower shall effect or permit any such change unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent in writing if any material portion of the Collateral is damaged or destroyed.

(f)          To the extent any improved real property is to be included in the Collateral, each Loan Party will, and will cause each Subsidiary to, execute and/or deliver, as applicable, such other documents as the Administrative Agent may reasonably request on behalf of any Lender that is a regulated financial institution or any Affiliate of such a Lender (each, a “Regulated Lender Entity”), in each case, to the extent such other documents are required for compliance by such Regulated Lender Entity with Applicable Law with respect to flood insurance diligence, documentation and coverage under all applicable Flood Insurance Laws. Prior to signing by the Loan Parties of any mortgage or deed of trust to secure the Secured Obligations, the applicable Loan Parties and the Administrative Agent shall have provided each Regulated Lender Entity requesting the same a copy of the life of loan flood zone determination relative to the property to be subject to such mortgage or deed of trust delivered to the Administrative Agent and copies of the other documents required by any such Regulated Lender Entity as provided in the preceding sentence and the Administrative Agent shall have received confirmation from each Regulated Lender Entity that flood insurance due diligence and flood insurance compliance has been satisfactorily completed by such Regulated Lender Entity (such confirmation not to be unreasonably withheld, conditioned or delayed, and shall be delivered promptly upon such completion by the applicable Regulated Lender Entity).

(g)         At any time that any improved real property constitutes Collateral, no modification of a Loan Document shall extend the Maturity Date as to any Regulated Lender Entity hereunder until the Administrative Agent shall have received confirmation from each such Regulated Lender Entity that flood insurance due diligence and flood insurance compliance has been satisfactorily completed by such Regulated Lender Entity (such confirmation not to be unreasonably withheld, conditioned or delayed, and shall be delivered promptly upon such completion by the applicable Regulated Lender Entity).

(h)         The provisions of this Section 5.09 with respect to the granting and perfection of security interests need not be satisfied with respect to (i) leasehold real property, (ii) Equity Interests of any Joint Ventures which cannot be pledged without the consent of one (1) or more third parties that is not an Affiliate of a Loan Party, (iii) Margin Stock, (iv) security interests to the extent the same would result in adverse tax consequences as reasonably determined by the Borrower and agreed to by the Administrative Agent (acting at the direction of the Required Lenders), (v) any property and assets the pledge of which would require governmental consent, approval, license or authorization (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other Applicable Law), (vi) the General Unsecured Cash Fund so long as it is maintained in accordance with the Plan of Reorganization and (vii) all foreign intellectual property and any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law (collectively, “Excluded Assets”). Notwithstanding anything to the contrary herein, (x) the Loan Parties shall not be required to grant a security interest in any Collateral or perfect a security interest in (A) any Collateral to the extent the burden or cost of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) or (B) in any contract, license or permit, if the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of contracts or Applicable Law or a pledge would violate the terms of any contract with respect to such assets (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other Applicable Law) or would trigger termination pursuant to any “change of control” or similar provision in any contract and (y) the Administrative Agent’s Lien in the following Collateral shall not be required to be perfected (A) motor vehicles and any other assets subject to state law certificate of title statutes, (B) commercial tort claims with an individual value not in excess of $1,000,000, (C) letter of credit rights to the extent not perfected by the filing of a financing statement under the Uniform Commercial Code and (D) Excluded Deposit Accounts.

Section 5.10        Fiscal Year; Accounting. In the case of Holdings and the Borrower, (i) cause its fiscal year to end on June 30 and (ii) prohibit any change to the accounting policies or reporting practices of the Loan Parties, except in accordance with GAAP.

Section 5.11        Casualty Events. Unless applied to prepay the Loans and other Obligations in accordance with Section 2.11, the Borrower and its Subsidiaries shall cause the Net Cash Proceeds of any Casualty Event to be reinvested or redeployed in their respective businesses within the Reinvestment Period by replacing properties or assets that are the subject of such Casualty Event in the ordinary course of business of Borrower and its Subsidiaries.

Section 5.12        Collateral Monitoring and Reporting.

(a)         [Reserved].

(b)         [Reserved].

(c)         [Reserved].

(d)         Administration of Deposit Accounts; Control Agreements.

(i)                Schedule 5.12 sets forth all Deposit Accounts (including Excluded Deposit Accounts), securities accounts and commodities accounts maintained by the Loan Parties, including all Collateral Deposit Accounts, as of the Closing Date. Each Loan Party shall be the sole account holder of each Deposit Account (other than Excluded Deposit Accounts) and shall not allow any other Person (other than the ABL Administrative Agent and the Administrative Agent (which shall have a first priority interest in only those Deposit Accounts that are exclusively maintained for and contain only the identifiable proceeds of the Term Loan Priority Collateral)) to have control over a Deposit Account (other than Excluded Deposit Accounts) or any deposits therein. The Borrower (A) shall promptly notify the Administrative Agent of (x) any opening or closing of a Deposit Account (other than any Excluded Deposit Account) and (y) any Excluded Deposit Account ceasing to constitute an Excluded Deposit Account and (B) shall not open any Deposit Accounts (other than any Excluded Deposit Accounts) at a Bank not reasonably acceptable to the Administrative Agent.

(ii)               On or before the Closing Date, (i) each Loan Party shall execute and deliver to the Administrative Agent Control Agreements for each Deposit Account (including the Term Loan Priority Collateral Account) maintained by such Loan Party (other than Excluded Deposit Accounts) and (ii) the Borrower shall establish the General Unsecured Cash Fund Deposit Account. After the Closing Date, each Loan Party shall comply with the terms of this Section 5.12(d).

(iii)              Before opening or replacing any Deposit Account (other than Excluded Deposit Accounts), each Loan Party shall cause each bank or financial institution in which it seeks to open another such Deposit Account, to enter into a Control Agreement with the Administrative Agent in order to, subject to the Intercreditor Agreement, give the Administrative Agent Control of such Deposit Account.

(iv)              The Borrower and its Subsidiaries shall cause all proceeds of Term Loan Priority Collateral to be remitted to a Deposit Account subject to a Control Agreement; provided that if such proceeds are received in connection with a Casualty Event or at any time an Event of Default has occurred and is continuing, such proceeds shall be remitted to the Term Loan Priority Collateral Account pending the application thereof to the Secured Obligations in accordance with the terms of this Agreement and the Intercreditor Agreement.

(v)               Each Loan Party will provide (or with respect to securities accounts and commodities accounts existing on the Closing Date, will have provided) to the Administrative Agent a Control Agreement for each securities account and commodities account of such Loan Party promptly after the establishment or acquisition of any such account and prior to transferring or depositing any funds or other assets therein, duly executed on behalf of each financial institution or securities intermediary holding a securities account or commodities account, as applicable, of such Loan Party.

(vi)              For the avoidance of doubt, nothing set forth in the Loan Documents shall prohibit (A) the establishment of the General Unsecured Cash Fund and General Unsecured Cash Fund Deposit Account, (B) repayment of amounts for the benefit of the holders of Allowed General Unsecured Claims from the General Unsecured Cash Fund in accordance with the Plan of Reorganization or (C) the deposit of proceeds received by any Loan Party from the Plan Sale Leaseback and Rights Offerings into the General Unsecured Cash Fund Deposit Account in accordance with the Plan of Reorganization.

Section 5.13        Use of Proceeds. The Borrower will use the proceeds of the Loans (a) to pay fees, interest, payments (including funding a portion of the General Unsecured Cash Fund in accordance with the terms of the Plan of Reorganization) and expenses associated with the consummation of the Plan of Reorganization, and (b) to refinance the payments to be made to unsecured creditors and other claimants on the effective date of the Plan of Reorganization.

ARTICLE VI

Negative Covenants

Each of Holdings (solely as to Section 6.08(a)) and the other Loan Parties covenants and agrees with the Administrative Agent and each Lender that until the Secured Obligations (including any Prepayment Premium, if owed) are Paid in Full, unless the Required Lenders shall otherwise consent in writing, the Loan Parties will not and will not permit any of their Subsidiaries to (and Holdings as to Section 6.08(a), will not):

Section 6.01        Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)         Indebtedness of any Loan Party under the Loan Documents;

(b)         Indebtedness pursuant to Swap Agreements not incurred for speculative purposes;

(c)         Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, securing unemployment insurance and other social security laws or regulation, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other similar obligations to the Borrower or any Subsidiary;

(d)         Indebtedness of the Borrower owed to any Subsidiary and of any Subsidiary owed to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Subsidiary Guarantor owed to the Loan Parties is permitted under Section 6.04(b) and (ii) Indebtedness of the Borrower and of any other Loan Party owed to any Subsidiary that is not a Subsidiary Guarantor (“Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders);

(e)         Indebtedness in respect of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including Indebtedness in respect of letters of credit, bank guarantees or similar instruments in lieu of such items to support the issuance thereof);

(f)          Indebtedness in respect of netting services, overdraft protection and similar arrangements incurred in the ordinary course of business in connection with cash management and deposit accounts;

(g)         (x) Indebtedness assumed or acquired in connection with Permitted Business Acquisitions, which Indebtedness may be secured only by the assets acquired in connection with such Permitted Business Acquisitions or unsecured, and provided that (A) such Indebtedness exists at the time of such Permitted Business Acquisition and is not incurred in contemplation of such event and (B)  any such Indebtedness does not exceed $5.0 million in the aggregate at any time outstanding and (y) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that in the case of clauses (x) and (y) if such Indebtedness is incurred by the Borrower or any Loan Party and secured with Term Loan Priority Collateral, such Indebtedness shall be secured only by a Junior Lien with respect to the Term Loan Priority Collateral pursuant to an intercreditor agreement satisfactory to the Administrative Agent (acting at the direction of the Required Lenders);

(h)         Capital Lease Obligations, mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond and similar financings and excluding the Plan Sale Leaseback) incurred by the Borrower or any Subsidiary prior to or within two hundred seventy (270) days after the acquisition, lease, repair or improvement of the respective asset in order to finance such acquisition, lease, repair or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount (together with Indebtedness outstanding pursuant to paragraph (i) of this Section 6.01) not to exceed $15.0 million at any one time outstanding;

(i)          Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03 and any Permitted Refinancing Indebtedness in respect thereof in an aggregate outstanding principal amount (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01) not to exceed $15.0 million at any one time outstanding;

(j)          (i) Indebtedness of the Loan Parties constituting ABL Loan Obligations, in an aggregate outstanding principal amount not to exceed at any one time outstanding the sum of (A) $150.0 million, plus (B) the amount of Protective Advances (as defined in the ABL Credit Agreement) at such time made in accordance with the terms of the ABL Credit Agreement as in effect on the date hereof or as modified in accordance with the Intercreditor Agreement and (ii) Secured Swap Obligations and Secured Bank Product Obligations (each as defined in the ABL Credit Agreement);

(k)         Guarantees (i) by the Loan Parties of the Indebtedness described in Section 6.01(j) and Section 6.01(o), (ii) by the Borrower or any Loan Party of any Indebtedness of any other Loan Party permitted to be incurred under this Agreement, (iii) by the Borrower or any Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Guarantor, (iv) by any Subsidiary that is not a Loan Party of Indebtedness of Holdings and its Subsidiaries to the extent, in the case of clauses (iii) and (iv), such Guarantees are permitted by Section 6.04(b) or (j)(ii); provided that Guarantees by the Borrower or any Loan Party under this Section 6.01(k) of any other Indebtedness of a Person that is subordinated to the Obligations shall be expressly subordinated to the Obligations on terms not materially less favorable to the Lenders as those governing the subordination of such other Indebtedness to the Obligations; provided further that no Guarantee by Holdings or any of its Subsidiaries of any Subordinated Indebtedness or the Indebtedness described in Section 6.01(j) shall be permitted unless Holdings or the applicable Subsidiaries, as the case may be, shall have also provided a Guarantee of the Obligations under the Loan Documents on substantially the terms set forth in the applicable Guarantee of such Indebtedness or on terms acceptable to the Administrative Agent (acting at the direction of the Required Lenders);

(l)          Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including without limitation earn-out obligations), in each case, incurred or assumed in connection with the acquisition or Disposition of any business or assets (including Equity Interests of Subsidiaries) of the Borrower or any Subsidiary permitted by Section 6.04 or Section 6.05, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets for the purpose of financing such acquisition; provided that the aggregate maximum liability of the Borrower and its Subsidiaries in respect of any such Indebtedness does not exceed $10.0 million in the aggregate at any one time;

(m)        [Reserved];

(n)         Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)         (i) additional Indebtedness of the Borrower or any Subsidiary and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that (x) after giving effect to such incurrence or issuance, no Event of Default shall have occurred and be continuing, (y) such Indebtedness shall be Subordinated Indebtedness that matures no earlier than the date that is, and has a Weighted Average Life to Maturity no shorter than, at the time of such incurrence or issuance, ninety-one (91) days after the Maturity Date and (z) Indebtedness incurred under this Section 6.01(o) shall not exceed $5.0 million in the aggregate at any time outstanding;

(p)         [Reserved];

(q)         Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(r)          Indebtedness not in respect of borrowed money supported by a letter of credit that is permitted hereunder, in a principal amount not in excess of the stated amount of such letter of credit;

(s)         Indebtedness incurred by the Borrower and its Subsidiaries representing deferred compensation to directors, officers, employees, members of management and consultants of Holdings, any Parent Entity, the Borrower or any Subsidiary in the ordinary course of business in an aggregate amount at any one time outstanding not to exceed $10.0 million;

(t)          Indebtedness consisting of promissory notes issued by the Borrower and its Subsidiaries to current or former directors, officers, employees, members of management or consultants of, Holdings, any Parent Entity, the Borrower or any Subsidiary (or their respective estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner) to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.06(b) in an aggregate amount at any one time outstanding not to exceed $7.5 million;

(u)         Indebtedness in respect of letters of credit, bankers’ acceptances supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(v)         Indebtedness arising out of the creation of any Lien (other than Liens securing debt for borrowed money) permitted under Section 6.02;

(w)        Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(x)         unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that they are permitted to remain unfunded under Applicable Law;

(y)        other Indebtedness of any Borrower or any Subsidiary that is unsecured or secured by a Lien permitted under Section 6.02(y), in an aggregate outstanding principal amount not to exceed $5.0 million at any one time outstanding and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; and

(z)         all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness described in paragraphs (a) through (y) above.

Section 6.02        Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests, evidences of Indebtedness or other securities of any Person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)         Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02 and any refinancing, modification, replacement, renewal or extension thereof; provided, that the Lien does not extend to any additional property other than after-acquired property that is affixed to or incorporated in the property covered by such Lien and the proceeds and products thereof;

(b)         any Lien (i) created under the Loan Documents and (ii) securing ABL Loan Obligations permitted by Section 6.01(j) so long as such Liens are at all times subject to the Intercreditor Agreement;

(c)         any Lien securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(g), provided that such Lien (A) in the case of Liens securing Capital Lease Obligations and purchase money Indebtedness, applies solely to the assets securing such Indebtedness immediately prior to the consummation of the related Permitted Business Acquisition and after acquired property that is affixed to or incorporated in the assets securing such Indebtedness, to the extent required by the documentation governing such Indebtedness (without giving effect to any amendment thereof effected in contemplation of such acquisition or assumption), and the proceeds and products thereof (provided that individual financings provided by one (1) Person (or its Affiliates) otherwise permitted to be secured by Liens under this clause (c) may be cross-collateralized to other such financings provided by such Person (or its Affiliates)), (B) in the case of Liens securing Indebtedness other than Capital Lease Obligations or purchase money Indebtedness, such Liens do not extend to the property of any Person other than the Person acquired in such acquisition and the subsidiaries of such Person (and the Equity Interests in such Person), (C) in the case of clause (A) and clause (B), such Lien is not created in contemplation of or in connection with such acquisition or assumption, (D) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness” and (E) in the case of any Indebtedness incurred by the Borrower or any Loan Party and secured with Term Loan Priority Collateral, such Indebtedness shall be secured only by a Junior Lien on such Term Loan Priority Collateral pursuant to an intercreditor arrangement satisfactory to the Administrative Agent (acting at the direction of the Required Lenders);

(d)               Liens for Taxes, assessments or other governmental charges or levies which are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, which are being contested in accordance with Section 5.03;

(e)               landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, which are being contested in accordance with Section 5.03;

(f)               (i) pledges and deposits made (including to support obligations in respect of letters of credit, bank guarantees or similar instruments to secure) in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing premiums or liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations or otherwise as permitted in Section 6.01(c) and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including to support obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) insurance carriers in respect of property, casualty or liability insurance to the Borrower or any Subsidiary provided by such insurance carriers;

(g)              (i) deposits to secure the performance of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion and similar obligations, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 6.02(g);

(h)              zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i)               Liens securing Capital Lease Obligations, mortgage financings, and purchase money Indebtedness or improvements thereto hereafter acquired, leased, repaired or improved by the Borrower or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure only Indebtedness permitted by Section 6.01(h) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are created, and the Indebtedness secured thereby is incurred, within two hundred seventy (270) days after such acquisition, lease, completion of construction or repair or improvement (except in the case of any Permitted Refinancing Indebtedness), (iii) the Indebtedness secured thereby does not exceed the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs (including any fees, costs or expenses or prepaid interest or similar items) incurred by the Borrower or any Subsidiary in connection with such acquisition or construction or material repair or improvement or financing thereof and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary (other than to the proceeds and products of and the accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made; provided that individual financings provided by one (1) Person (or its Affiliates) otherwise permitted to be secured by Liens under this clause (i) may be cross-collateralized to other such financings provided by such Person (or its Affiliates)));

(j)               Liens arising out of (i) Sale and Lease-Back Transactions permitted under Section 6.03 and (ii) any Indebtedness incurred in connection therewith permitted by Section 6.01(i) (and any Permitted Refinancing Indebtedness in respect thereof), so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds or products thereof and related property;

(k)               Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)                [reserved];

(m)              any interest or title of a lessor, sublessor, licensor or sublicensee under any leases, subleases, licenses or sublicenses entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n)              Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business, (iv) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business and (v) encumbering reasonable customary initial deposits and margin deposits;

(o)               Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p)               Liens securing obligations in respect letters of credit permitted under Section 6.01(c), (e), (r) and (u);

(q)               (i) leases, subleases, licenses or sublicenses of property in the ordinary course of business or (ii) rights reserved to or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any Subsidiary or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(r)                Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)                Liens (i) solely on any cash earnest money deposits or Permitted Investments made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Business Acquisition or other Investment permitted hereunder and (ii) consisting of an agreement to dispose of any property in a transaction permitted under Section 6.05;

(t)                Liens arising from precautionary UCC financing statements (or similar filings under other Applicable Law) regarding operating leases or consignment or bailee arrangements;

(u)               Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof arising out of such repurchase transaction;

(v)               (i) Liens on Equity Interests in Joint Ventures securing obligations of such Joint Venture and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(w)              Liens in favor of the Borrower or the Subsidiaries that are Loan Parties securing intercompany Indebtedness permitted under Section 6.04;

(x)               Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or the Subsidiaries in the ordinary course of business and (ii) arising by operation of law under Article 2 of the Uniform Commercial Code;

(y)               Liens with respect to property or assets of any Borrower or any Subsidiaries securing Indebtedness permitted under Section 6.01(y); provided that (i) the aggregate principal amount of the Indebtedness or other obligations secured by such Liens does not exceed $5.0 million at any time outstanding and (ii) any such Liens on Term Loan Priority Collateral shall be Junior Liens;

(z)                Liens on insurance policies and the proceeds thereof securing the financing of Indebtedness permitted pursuant to Section 6.01(n)(i);

(aa)              ground leases in the ordinary course in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; and

(bb)             Liens in favor of the ABL Administrative Agent for the benefit of the ABL Secured Parties securing Cash Management Obligations (as defined in the ABL Credit Agreement) permitted by Section 6.01 of the ABL Credit Agreement.

Section 6.03        Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any fixed or capital assets, used or useful in its business, whether now owned or hereafter acquired, or, for the benefit of a Loan Party, direct or cause the sale or transfer of any fixed or capital assets, used or useful in its business to a Person and substantially contemporaneously rent or lease from the transferee or such Person such fixed or capital assets that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), except for (a) the Plan Sale Leaseback and (b) any such sale of any fixed or capital assets acquired by the Borrower or any Subsidiary after the Closing Date that is permitted under Section 6.05(g) and is consummated within ninety (90) days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

Section 6.04        Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, another Person, or make any Acquisition (each, an “Investment”), except:

(a)               Investments among the Borrower and the Subsidiary Guarantors;

(b)               Investments by the Borrower and the Subsidiary Guarantors in Subsidiaries that are not Subsidiary Guarantors; provided that (i) no Event of Default shall have occurred and be continuing at the time any such Investment is made and (ii) the sum of all such Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof, but net in the case of intercompany loans, and in any event, after giving effect to any returns, profits, distributions, and similar amounts, repayment of loans and the release of guarantees) made on or after the Closing Date shall not exceed an aggregate net amount equal to $5.0 million outstanding at any time; and provided further that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c)               Permitted Investments and investments that were Permitted Investments when made;

(d)               Investments arising out of the receipt by the Borrower or any Subsidiary of promissory notes and other non-cash consideration for Dispositions permitted under Section 6.05 (excluding clauses (a), (b), (d), (e), (f)(i), (j), (k), (p), (r), (u), and (v) of Section 6.05);

(e)               (i) loans and advances to directors, officers, employees, members of management or consultants of Holdings (or any Parent Entity), the Borrower or any Subsidiary in the ordinary course of business not to exceed $1.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to directors, officers, employees, members of management or consultants in the ordinary course of business;

(f)                accounts receivable, notes receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the ordinary course of business;

(g)               Investments under Swap Agreements permitted pursuant to Section 6.01;

(h)               Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment except by terms thereof or as otherwise permitted by this Section 6.04;

(i)                Investments resulting from pledges and deposits permitted by Section 6.02(b)(ii), (f) and (g);

(j)                Investments (i) constituting Permitted Business Acquisitions and (ii) by any Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor;

(k)               Guarantees (i) permitted by Section 6.01(k) and (ii) of leases (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business;

(l)               Investments received in connection with the bankruptcy or reorganization of any Person, or settlement of obligations of, or other disputes with or judgments against, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the ordinary course of business;

(m)              [reserved;]

(n)               [reserved;]

(o)               Investments in Holdings in amounts and for purposes for which Restricted Payments to Holdings would have been permitted under Section 6.06, in lieu of such Restricted Payments;

(p)               to the extent constituting Investments, (i) Sale and Lease-Back Transactions, (ii) Restricted Payments, and (iii) prepayments and repurchases of Indebtedness expressly permitted under Section 6.03 and/or 6.06;

(q)               so long as no Default or Event of Default shall have occurred any be continuing, Investments made in cash by the Borrower or any Subsidiary in an outstanding aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $7.5 million, (plus any returns, profits, distributions and similar amounts, and the repayments of loans in respect of Investments theretofore made by it pursuant to this paragraph (q));

(r)                other Investments (other than Guarantees) made in cash by the Borrower or any Subsidiary not to exceed $2.0 million during the term of this Agreement; and

(s)               Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers; and

(t)                Investments to the extent the consideration paid therefor consists solely of Equity Interests of any Parent Entity not resulting in a Change in Control.

Notwithstanding anything to the contrary in this Agreement, in no event shall any Loan Party make any Investment consisting of, or otherwise contribute or transfer, any Material Intellectual Property to any Person that is not a Loan Party other than to the extent constituting non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by a Loan Party in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the Term Loan Priority Collateral or the business of the Borrower and its Subsidiaries.

Section 6.05        Mergers, Consolidations and Dispositions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one (1) transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary of the Borrower (including pursuant to any Division), except that this Section shall not prohibit:

(a)               (i) the Disposition of inventory and equipment in the ordinary course of business by the Borrower or any Subsidiary, (ii) the Disposition of surplus, obsolete, used or worn out property (other than Inventory), whether now owned or hereafter acquired, in the ordinary course of business by the Borrower or any Subsidiary, (iii) the leasing or subleasing of real property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the Disposition of Permitted Investments in the ordinary course of business;

(b)               if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of any Subsidiary of Holdings (which shall either be (A) newly formed expressly for the purpose of such transaction and which owns no assets, (B) Intermediate Holdings or (C) a Subsidiary of the Borrower) into the Borrower in a transaction in which the Borrower is the surviving or resulting entity or the surviving or resulting Person expressly assumes the obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) (for the avoidance of doubt, the Borrower shall not be permitted to consummate a Division), (ii) the merger or consolidation of any Subsidiary with or into any other Subsidiary; provided that in any such merger or consolidation involving any Subsidiary Guarantor, a Subsidiary Guarantor shall be the surviving or resulting Person, (iii) the liquidation or dissolution of any Subsidiary (other than the Borrower) if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and the assets of such liquidating or dissolving Subsidiary are transferred to the Borrower or a Subsidiary Guarantor, or (iv) the merger of Parent and Intermediate Holdings (or the dissolution or consolidation of Intermediate Holdings);

(c)                Dispositions among the Borrower and the Subsidiary Guarantors (upon voluntary liquidation or otherwise);

(d)               [reserved];

(e)               to the extent constituting a Disposition, Liens permitted by Section 6.02, Investments permitted by Section 6.04 (other than Section 6.04(p)), and Restricted Payments permitted by Section 6.06 (other than Section 6.06(e));

(f)                Dispositions of receivables in the ordinary course of business (i) not as part of an accounts receivables financing transaction or (ii) in connection with the collection, settlement or compromise thereof in a bankruptcy or similar proceeding;

(g)               Dispositions by the Borrower or any Subsidiary of assets not otherwise permitted by this Section 6.05; provided that the consideration for any Disposition shall be at least 75% cash consideration (provided that for purposes of the 75% cash consideration requirement (w) the amount of any Indebtedness or other liabilities of the Borrower or any Subsidiary (as shown on such Person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection and substantially contemporaneously with such Disposition, and (y) any securities received by such Subsidiary from such transferee that are converted by such Subsidiary into cash or cash equivalents (to the extent of the cash or cash equivalents received) substantially contemporaneously following the closing of the applicable Disposition, in each case, shall be deemed to be cash); provided further that immediately prior to and after giving effect to such Disposition, no Event of Default shall have occurred or be continuing; provided further that, Dispositions made pursuant to this Section 6.05(g) shall not exceed $2.5 million in aggregate in any fiscal year;

(h)               Dispositions by the Borrower or any Subsidiary of assets that were acquired in connection with an acquisition permitted hereunder (including, without limitation, Permitted Business Acquisitions); provided that any such sale, transfer, lease or other disposition shall be made or contractually committed to be made within two hundred seventy (270) days of the date such assets were acquired by the Borrower or such Subsidiary; and provided further that, Dispositions made pursuant to this Section 6.05(h) shall not exceed $2.5 million in aggregate in any fiscal year;

(i)                any merger or consolidation in connection with an Investment permitted under Section 6.04; provided that (i) if the continuing or surviving Person is a Loan Party or a Subsidiary of a Loan Party, such Loan Party or Subsidiary shall have complied with its obligations under Section 5.09 (if any), and (ii) if the Borrower is a party thereto, the Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders);

(j)               licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower and its Subsidiaries;

(k)               Dispositions of Inventory or other property of the Borrower and the Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of its Subsidiaries, provided that, Dispositions made pursuant to this Section 6.05(k) shall not exceed $5.0 million in aggregate in any fiscal year;

(l)                [reserved];

(m)              the issuance of Qualified Capital Stock by the Borrower;

(n)               sales of Equity Interests of any Subsidiary of the Borrower; provided that, in the case of the sale of the Equity Interests of a Subsidiary Guarantor, the purchaser shall be the Borrower or another Subsidiary Guarantor or such transaction shall fit within another clause of this Section 6.05 or constitute an Investment permitted by Section 6.04 (other than Section 6.04(p));

(o)               Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale, transfer, lease or other disposition are promptly applied to the purchase price of such replacement property, provided that, Dispositions made pursuant to this Section 6.05(o) shall not exceed $5.0 million in aggregate in any fiscal year;

(p)               leases, subleases, licenses or sublicenses of property (other than intellectual property) in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Subsidiaries;

(q)               Dispositions of property subject to casualty or condemnation proceeding (including in lieu thereof) upon receipt of the net proceeds therefor;

(r)                Dispositions of property in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and the Subsidiaries;

(s)                Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements;

(t)                [reserved];

(u)               terminations of Swap Agreements;

(v)               the expiration of any option agreement in respect of real or personal property;

(w)              [reserved];

(x)               any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(y)               [reserved];

(z)               any change in form of entity of any Subsidiary if the Borrower determines in good faith that such change in form is in the best interests of the Borrower; provided that the Borrower and such Subsidiary shall substantially concurrently with such change in form take all actions necessary, if any, to preserve the perfection of the Administrative Agent’s Lien on the Equity Interests in and Property of such Subsidiary (other than any Excluded Assets);

(aa)             as long as no Event of Default then exists or would arise therefrom, bulk sales or other dispositions of the Loan Parties’ Inventory outside of the ordinary course of business in connection with store closings that are conducted on an arm’s-length basis and not to an Affiliate; provided that such store closures and related Inventory dispositions shall not exceed, in any fiscal year 20.0% of the number of the Loan Parties’ stores as of the beginning of such fiscal year (net of store relocations wherein a binding lease has been entered into for a new store opening prior to the related store closure date); provided, further, that all sales of Inventory in connection with store closings shall be paid to a Deposit Account that is subject to a Control Agreement; and

(bb)             the Plan Sale Leaseback in accordance with the Plan of Reorganization.

Notwithstanding anything to the contrary contained above in this Section 6.05, (i) no Disposition or series of related Dispositions in excess of $1.0 million shall be permitted by this Section 6.05 (other than Dispositions pursuant to paragraphs (a)(ii), (b), (c), (i), (k), (r), (s), (u), or (v)) unless such Disposition is for fair market value (as reasonably determined by the Borrower), (ii) no Disposition shall be permitted by paragraphs (k) or (aa) of this Section 6.05 without receiving at least 75% cash consideration for each such Disposition, (iii) no Disposition or series of related Dispositions in excess of $1.5 million shall be permitted by paragraph (h) of this Section 6.05 unless such Disposition is for at least 75% cash consideration; provided that for purposes of the 75% cash consideration requirement in the foregoing clause (iii), (w) the amount of any Indebtedness or other liabilities of the Borrower or any Subsidiary (as shown on such Person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection and substantially contemporaneously with such Disposition and (y) any securities received by such Subsidiary from such transferee that are converted by such Subsidiary into cash or cash equivalents (to the extent of the cash or cash equivalents received) substantially contemporaneously with the closing of the applicable Disposition, in each case, shall be deemed to be cash, (iv) [reserved], and (v) in no event shall (x) any Loan Party Dispose of any Material Intellectual Property to any Person that is not a Loan Party other than to the extent constituting non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by a Loan Party in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the Term Loan Priority Collateral or the business of the Borrower and its Subsidiaries or (y) any Subsidiary that is not a Loan Party own or develop any Material Intellectual Property.

Section 6.06        Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any Equity Interests of the Borrower (other than dividends and distributions on such Equity Interests payable solely by the issuance of additional Equity Interests of the Borrower) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any Equity Interests of the Borrower or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the Person redeeming, purchasing, retiring or acquiring such shares) (a “Restricted Payment”); provided, however, that:

(a)               the Borrower may make Restricted Payments in cash as shall be necessary to allow Holdings (or any Parent Entity) (i) to pay operating expenses in the ordinary course of business and other corporate overhead, legal, accounting and other professional fees and expenses (including, without limitation, those owing to third parties plus any customary indemnification claims made by directors, officers, employees, members of management and consultants of Holdings (or any Parent Entity) directly attributable and reasonably allocated to the ownership or operations of Holdings, the Borrower and the Subsidiaries), (ii) to pay fees and expenses related to any debt or equity offering, investment or acquisition permitted hereunder (whether or not successful) and (iii) to pay franchise or similar taxes and other fees and expenses required in connection with the maintenance of its existence and its ownership of the Borrower and in order to permit Holdings to make payments (other than cash interest payments) which would otherwise be permitted to be paid by the Borrower under Section 6.07(b);

(b)               the Borrower may make Restricted Payments in the form of cash or, to the extent permitted by Section 6.01(t), unsecured Indebtedness consisting of promissory notes, the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, officers, employees, members of management or consultants of any Parent Entity, the Borrower or any of its Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) or by any Plan, in each case, pursuant to and in accordance with stock option plans or other benefit plans for management or employees, provided that the aggregate amount of such Restricted Payments under this paragraph (b) shall not exceed $2.5 million in any fiscal year, which, if not used in any year, may be carried forward to the next subsequent fiscal year;

(c)               repurchases of Equity Interests in Holdings (or any Parent Entity), the Borrower or any Subsidiary deemed to occur upon exercise of stock options or similar Equity Interests if such repurchased Equity Interests represent a portion of the exercise price of such options or taxes to be paid in connection therewith;

(d)               the Borrower and any Subsidiary of the Borrower may make Restricted Payments in cash to any direct or indirect member of an affiliated group of corporations that files a consolidated U.S. federal tax return with the Borrower (the “Tax Distributions”), provided that, such Tax Distributions shall not exceed the excess of (i) the amount that the Borrower or such Subsidiaries would have been required to pay in respect of federal, state or local taxes, as the case may be, in respect of such year if the Borrower or such Subsidiaries had paid such taxes directly as a stand-alone taxpayer or stand-alone group and (ii) the portion of such federal, state or local taxes that is directly paid by the Borrower or such Subsidiaries;

(e)               to the extent constituting a Restricted Payment, the Borrower and the Subsidiaries may enter into transactions expressly permitted by Section 6.05(b) or (m);

(f)           the proceeds of which shall be used by Holdings to make (or to make a Restricted Payment to any Parent Entity to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any Parent Entity;

(g)          payments made by the Borrower or any of its Subsidiaries in cash in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management or consultants of the Borrower (or any Parent Entity) or any of its Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of the foregoing) and any repurchases of Equity Interests in consideration for such payments including demand repurchases in connection with the exercise of stock options;

(h)          the Borrower may make Restricted Payments to Holdings in cash so long Restricted Payments made under this Section 6.06(h) do not exceed $2.0 million during the term of this Agreement;

(i)            redemptions, repurchases, retirements or other acquisitions of Equity Interests of the Borrower or any Parent Entity in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of, Equity Interests of the Borrower or any Parent Entity (to the extent the proceeds of such sale are contributed to the capital of the Borrower) (in each case, other than any Equity Interests issued or sold that are not Qualified Capital Stock) (“Refunding Capital Stock”); and

(j)           the Rights Offering;

provided that, notwithstanding anything to the contrary herein, no Loan Party may make any Restricted Payment consisting of any Material Intellectual Property.

Section 6.07          Transactions with Affiliates.

(a)          Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise permitted (or required) under this Agreement and (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate.

(b)          The foregoing paragraph (a) shall not prohibit,

(i)            any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Entity,

(ii)           loans or advances to directors, officers, employees, members of management or consultants of Holdings, the Borrower or any of its Subsidiaries permitted by Section 6.04,

(iii)          transactions among the Loan Parties, in each case otherwise permitted by the Loan Documents,

(iv)          the payment of fees and indemnities to directors, officers, employees, members of management or consultants of any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business,

(v)           permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

(vi)          (A) any employment or severance agreements or arrangements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers, directors, members of management or consultants, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract or arrangement and transactions pursuant thereto,

(vii)         Restricted Payments permitted under Section 6.06,

(viii)        any purchase by Holdings of or contributions to, the equity capital of the Borrower,

(ix)          [reserved],

(x)           any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate (such letter, a “Fairness Opinion”),

(xi)          the Transactions and the other transactions contemplated by the Plan of Reorganization to the extent consummated substantially in accordance with the Plan of Reorganization, including the payment of all fees, expenses, bonuses and awards (including Transaction Costs) related thereto,

(xii)         Guarantees permitted by Section 6.01,

(xiii)        the issuance and sale of Qualified Capital Stock,

(xiv)        [reserved], and

(xv)         the indemnification of directors, officers, employees, members of management or consultants of any Parent Entity, the Borrower and its Subsidiaries in accordance with customary practice.

In the event the Borrower or any of its Subsidiaries proposes to consummate any transaction with an Affiliate (other than a transaction permitted under Section 6.07(b)) involving aggregate consideration of at least $30.0 million, the Borrower shall, prior to the consummation of such transaction, deliver a Fairness Opinion with respect to such transaction to the Administrative Agent.

Section 6.08          Business of Holdings, the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than:

(a)           in the case of Holdings, (i) ownership and acquisition of Equity Interests in Intermediate Holdings or the Borrower, as applicable, together with activities directly related thereto, (ii) performance of its obligations under and in connection with the Loan Documents (and Permitted Refinancing Indebtedness in respect thereof), (iii) actions incidental to the consummation of the Transactions (including the payment of Transaction Costs), (iv) the performance of its obligations after the Closing Date in respect of guaranteeing Indebtedness or obligations of the Borrower and its Subsidiaries, (v) the payment by Holdings, directly or indirectly, of dividends or other distributions (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests, or directly or indirectly redeeming, purchasing, retiring or otherwise acquiring for value any of its Equity Interests or setting aside any amount for any such purpose, (vi) actions required by law to maintain its existence, (vii) the payment of taxes and other customary obligations, (viii) the issuance of Equity Interests, and (ix) activities incidental to its maintenance and continuance and to the foregoing activities, or

(b)          in the case of the Borrower and any Subsidiary, any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Notwithstanding anything to the contrary contained in herein, Holdings shall not sell, dispose of, grant a Lien on or otherwise transfer its Equity Interests in Intermediate Holdings or the Borrower, as applicable (other than (i) Liens created by the Security Documents, (ii) subject to the relevant intercreditor agreement, Liens created by the ABL Loan Documents, (iii) Liens arising by operation of law that would be permitted under Section 6.02 or (iv) the sale, disposition or other transfer (whether by purchase and sale, merger, consolidation, liquidation or otherwise) of the Equity Interests of the Borrower to any Parent Entity that becomes a Loan Party and agrees to be bound by this Section 6.08 contemporaneously with the consummation of such transaction).

Section 6.09          Limitation on Modification of Indebtedness; Modification of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a)           (i) Amend or modify in any manner materially adverse to the Lenders or the Administrative Agent, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders or the Administrative Agent), the articles or certificate of incorporation or by-laws or limited liability company operating agreement of Holdings, the Borrower or any of the Subsidiary Guarantors or (ii) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any ABL Loan Document to the extent that any such amendment, modification, waiver or other change would be prohibited by the terms of the Intercreditor Agreement; or

(b)          Make, or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, Indebtedness secured by a Junior Lien (other than the ABL Loan Obligations) or unsecured Indebtedness for borrowed money (including any Indebtedness incurred under Section 6.01(o)), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of such Subordinated Indebtedness, Indebtedness secured by a Junior Lien (other than the ABL Loan Obligations) or unsecured Indebtedness for borrowed money (except for (i) Refinancings otherwise permitted by Section 6.01, (ii)  any AHYDO “catch up” payments and (iii) the conversion of any Subordinated Indebtedness, Indebtedness secured by a Junior Lien (other than the ABL Loan Obligations) or unsecured Indebtedness for borrowed money to Qualified Capital Stock of Holdings or any Parent Entity (each such payment or distribution, a “Restricted Debt Payment”)).

(c)          Permit the Borrower or any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to (or the repayment of cash advances from) the Borrower or any Subsidiary or (ii) the granting of Liens on Collateral pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(i)            restrictions imposed by Applicable Law;

(ii)           (A) contractual encumbrances or restrictions in effect on the Closing Date or contained in any agreements related to any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, or (B) any such encumbrances or restrictions in any ABL Loan Documents or Permitted Refinancing Indebtedness in respect thereof, in each case so long as the scope of such encumbrance or restriction is no more expansive in any material respect than any such encumbrance or restriction in effect on the Closing Date (or the date of issuance as the case may be), or any agreement (regardless of whether such agreement is in effect on the Closing Date) providing for the subordination of Subordinated Intercompany Debt;

(iii)          any restriction on a Subsidiary imposed pursuant to an agreement entered into for the Disposition of all or substantially all the Equity Interests or assets of such Subsidiary pending the closing of such sale or disposition;

(iv)          customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures entered into in the ordinary course of business;

(v)           any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(vi)          customary provisions contained in leases, subleases, licenses or sublicenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(vii)         customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(viii)        customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(ix)          customary restrictions and conditions contained in any agreement relating to any Disposition permitted under Section 6.05 pending the consummation of such Disposition;

(x)           customary restrictions and conditions contained in the document relating to any Lien, so long as (A) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien and the proceeds and products thereof, and (B) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(xi)          customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(xii)         any agreement in effect at the time such Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(xiii)        restrictions contained in any documents documenting Indebtedness permitted hereunder of any Subsidiary that is not a Subsidiary Guarantor or required to become a Subsidiary Guarantor.

(d)          [Reserved].

(e)          In the case of any Loan Party, agree to, or incur, any Contractual Obligation which would prohibit such Loan Party from providing, or continuing to provide, a Guarantee of the Obligations.

Section 6.10          [Reserved].

Section 6.11          Use of Proceeds. The Borrower will not request any Loan, and the Borrower shall not use, and shall procure that Holdings, its Subsidiaries and its or their respective directors, officers, employees and agents shall not use directly or indirectly, the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or any Sanctions, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c)  in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.12          Foreign Subsidiaries. Neither Holdings nor the Borrower shall form or acquire any Foreign Subsidiary.

Section 6.13          Anti-Layering. The Loan Parties shall not, directly or indirectly, create, incur, assume, permit to exist or otherwise become or remain liable with respect to any Indebtedness, (i) that is secured by Liens that are contractually subordinated to Liens securing any ABL Loan Obligations or (ii) that is subordinated or junior in lien priority or right of payment to any portion of the ABL Loan Obligations unless (a) the Liens securing such Indebtedness are also subordinated or (b) the Indebtedness is junior in lien priority or right of payment, in each case, as applicable, in the same manner and to the same extent in all material respects, as the Liens securing the Obligations are subordinated to the Liens securing the ABL Loan Obligations or the right of payment is subordinated to the ABL Loan Obligations, as applicable.

ARTICLE VII

Events of Default

Section 7.01          Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a)           any representation or warranty made or deemed made by any Loan Party in any Loan Document, or in any certificate or other instrument required to be given by any Loan Party in writing furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made pursuant to the terms of the Loan Documents or so furnished by such Loan Party;

(b)          default shall be made in the payment of any principal or interest of any Loan or Prepayment Premium when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)          default shall be made in the payment of any fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(d)          default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Sections 5.05(a), 5.07, 5.11, 5.12(c) or in Article VI;

(e)          default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (A) written notice thereof from the Administrative Agent or the Required Lenders to the Borrower or (B) any Responsible Officer of a Loan Party obtaining knowledge of such breach or default;

(f)           (i) any event or condition occurs that (A) results in any Material Indebtedness (other than the ABL Loan Obligations) becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders any Material Indebtedness (other than the ABL Loan Obligations) or any trustee or agent on its or their behalf to cause any such Material Indebtedness (other than the ABL Obligations) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings, the Borrower, or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness (other than the ABL Loan Obligations) at the stated final maturity thereof; provided that this paragraph (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that any such failure is unremedied and not waived by the holders of such Indebtedness prior to the acceleration of the Loans pursuant to this Section 7.01;

(g)          there shall have occurred a Change in Control;

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any such Subsidiary, or of a substantial part of the property or assets of Holdings, the Borrower or any material Subsidiary, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any such Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any such Subsidiary or (iii) the winding-up or liquidation of Holdings, the Borrower or any such Subsidiary (except, in the case of any such Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           Holdings, the Borrower or any Subsidiary, shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any such Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any such Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j)           the failure by Holdings, the Borrower or any Subsidiary to pay one (1) or more final judgments aggregating in excess of $7.5 million (to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), which judgments are not discharged or effectively waived or stayed for a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k)          (i) an ERISA Event and/or a Foreign Plan Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan(s) or (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(l)           (i) any Loan Document shall for any reason cease to be, or shall be asserted in writing by Holdings, the Borrower or any Subsidiary not to be, a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, the Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by Holdings, the Borrower or any other Loan Party not to be (other than in a notice to the Administrative Agent to take requisite actions to perfect such Lien), a valid and perfected security interest (perfected as and having the priority required by the Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent (x) any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement, (y) such loss is covered by a lender’s title insurance policy as to which the insurer has been notified of such loss and does not deny coverage and the Required Lenders shall be reasonably satisfied with the credit of such insurer or (z) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority or (iii) the Guarantees pursuant to the Security Documents by Holdings, the Borrower or the Subsidiary Guarantors of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or the Borrower or any Subsidiary Guarantor not to be in effect or not to be legal, valid and binding obligations;

(m)         except as otherwise expressly permitted hereunder, the Borrower and its Subsidiaries (taken as a whole) shall suspend the operation of their business in the ordinary course at more than 60.0% of the Loan Parties’ stores for a period of more than 30 consecutive days (other than to the extent such suspension is a direct result of (i) the COVID-19 pandemic or governmental or court orders issued in connection therewith; provided that, solely in the case of this clause (i), such suspension occurs prior to the first anniversary of the Closing Date, or (ii) war, riot, civil insurrection, or natural disaster (e.g., tornadoes or earthquakes), in each case, to the extent the consequences of such events or circumstances are not having a disproportionate impact on the Borrower and its Subsidiaries (taken as a whole) when compared to other similarly situated companies), liquidate all or a material portion of their assets or store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of their business;

(n)          a material breach by the Borrower of any of its material obligations under the Plan of Reorganization or any material agreement contemplated thereby, including with respect to its obligations to the holders of Allowed General Unsecured Claims, which breach remains unremedied for a period of thirty (30) days; or

(o)          there shall occur and be continuing (i) an “Event of Default” in respect of any ABL Loan Obligations as a result of non-payment of such ABL Obligations upon final scheduled maturity therefor or (ii) any “Event of Default” in respect of any ABL Obligations and as a result thereof, the applicable holders of such ABL Loan Obligations have caused or declared all or a material portion of such ABL Loan Obligations to become immediately due and payable; provided that this paragraph (o) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder.

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Required Lenders may, upon notice to the Borrower (with a copy to the Administrative Agent), declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, any prepayment premium (including the Prepayment Premium, if owed) and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and with respect to any event described in paragraph (h) or (i) above, the principal of the Loans then outstanding, together with accrued interest thereon, any premiums (including the Prepayment Premium, if owed) and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02          Allocation. Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, monies to be applied to the Secured Obligations (including the Prepayment Premium, if owed), whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)           first, to payment of that portion of the Obligations constituting fees, indemnities, expenses (including extraordinary expenses) and other amounts, owing to the Administrative Agent, in its capacity as such;

(b)           second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders, ratably among them in proportion to the amounts described in this clause second payable to them;

(c)           third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, other Obligations, and fees and any premiums (including the Prepayment Premium, if owed), ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them;

(d)           fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause fourth held by them; and

(e)           last, the balance, if any, after all of the Obligations have been paid in full, to the Loan Parties or as otherwise required by Applicable Law.

Amounts shall be applied to each category of Secured Obligations set forth above until such Secured Obligations (including the Prepayment Premium, if owed) are paid in full or cash collateralized, as applicable and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Secured Obligations (including the Prepayment Premium, if owed) in the category.

ARTICLE VIII

The Administrative Agent

Section 8.01          Appointment, Authority and Duties of the Administrative Agent.

(a)           Appointment and Authority. Each Secured Party hereby irrevocably appoints and designates Alter Domus (US) LLC as the Administrative Agent under all Loan Documents and Alter Domus (US) LLC hereby accepts such appointments. The Administrative Agent may, and each Secured Party authorizes the Administrative Agent to, enter into all Loan Documents to which the Administrative Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Each Secured Party agrees that any action taken by the Administrative Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Administrative Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents; (ii) execute and deliver as the Administrative Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person; (iii) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (iv) manage, supervise or otherwise deal with Collateral; and (v) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. No Secured Party shall have any right individually to take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of the Administrative Agent shall be ministerial and administrative in nature, and the Administrative Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto.

(b)               Duties. The Administrative Agent shall not have any duties except those expressly set forth herein and in the other Loan Documents. The conferral upon the Administrative Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

(c)               Agent Professionals. The Administrative Agent may perform its duties through agents and employees. The Administrative Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.

(d)               Instructions of Required Lenders. The rights and remedies conferred upon the Administrative Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. The Administrative Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by the Administrative Agent in connection with any act or failure to act. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.01 and 9.08), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific Lenders or Secured Parties shall be required to the extent provided in Section 9.08(b). In no event shall the Administrative Agent be required to take any action that, in its opinion or the in the opinion of its counsel, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

Section 8.02        Agreements Regarding Collateral and Field Examination Reports.

(a)               Possession of Collateral. The Administrative Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request, deliver such Collateral to the Administrative Agent or otherwise deal with it in accordance with the Administrative Agent’s instructions.

(b)               Reports. Each Lender hereby agrees that (i) it has requested a copy of each Report prepared on behalf of the Administrative Agent (at the direction of the Required Lenders); (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to review, update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 8.03        Reliance By the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals. The Administrative Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any such delay in acting. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.

Section 8.04        Action Upon Default. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Article IV, unless it has received written notice, conspicuously marked as a “notice of default”, from the Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify the Administrative Agent and the other Lenders thereof in writing. Each Secured Party agrees that it will not take any Enforcement Action, accelerate Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

Section 8.05        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the the facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 8.06        Limitation on Responsibilities of the Administrative Agent. The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.05 unless and until written notice thereof stating that it is a “notice under Section 5.05” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report, Report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral. Except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any Loan Party that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Section 8.07        Successor Administrative Agent and Co-Collateral Agents.

(a)               Resignation; Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving at least 30 days’ written notice thereof to Lenders and the Borrower or the Administrative Agent may be replaced as Administrative Agent by the Lenders at the direction of the Required Lenders upon five (5) Business Days’ (or such shorter time period as agreed to by the Required Lenders and the Administrative Agent) prior written notice to the Administrative Agent, the other Lenders and Borrower. Upon receipt of such notice, Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent which shall be (i) (A) a Lender or an Affiliate of a Lender; (B) a commercial bank, financial institution or a trust company that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $1,000,000,000; or (C) a professional agent and (ii) provided that no Event of Default exists under Sections 7.01(b), 7.01(h), 7.01(i) (with respect to the Borrower only) and 7.01(o), subject to the approval of the Borrower (not to be unreasonably withheld, conditioned or delayed). If no successor agent is appointed prior to the date that is 30 days from the effective date of the resignation of the Administrative Agent, then the Administrative Agent may appoint a successor agent from among the Lenders or, if no Lender accepts such role, the Administrative Agent may appoint Required Lenders as successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall nevertheless become effective on the 30th day from the effective date of the resignation of the Administrative Agent. Upon acceptance by a successor Administrative Agent of an appointment to serve as the Administrative Agent hereunder, or upon appointment of Required Lenders as successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Notwithstanding any Administrative Agent’s resignation or replacement, the provisions of this Article VIII, Section 5.07(c) and Section 9.05 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while the Administrative Agent. Any successor to Alter Domus (US) LLC by merger or acquisition of stock or this loan shall continue to be the Administrative Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

(b)               Separate Collateral Administrative Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If the Administrative Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, the Administrative Agent may appoint, subject to the approval of the Borrower (such approval not to be unreasonably withheld or delayed), an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If the Administrative Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to the Administrative Agent under the Loan Documents shall also be vested in such separate agent. The parties acknowledge that the ABL Administrative Agent may be acting as collateral agent for the Administrative Agent and the Lenders with respect to ABL Priority Collateral and, to such extent, the Administrative Agent hereby appoints the ABL Administrative Agent to act in such capacity. Secured Parties shall execute and deliver such documents as the Administrative Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by the Administrative Agent until appointment of a new agent.

Section 8.08        Acknowledgements of Lenders.

(a)               Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)               Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date or the effective date of any such Assignment and Acceptance or any other Loan Document pursuant to which it shall have become a Lender hereunder.

Section 8.09        Remittance of Payments and Collections.

(a)               Remittances Generally. All payments by any Lender to the Administrative Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified, payment shall be made by Lender not later than 2:00 p.m. (Local Time) on such day. Payment by the Administrative Agent to any Secured Party shall be made by wire transfer, in the type of funds received by the Administrative Agent. Any such payment shall be subject to the Administrative Agent’s right of offset for any amounts due from such payee under the Loan Documents.

(b)               Failure to Pay. If any Secured Party fails to pay any amount when due by it to the Administrative Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by the Administrative Agent as customary in the banking industry for interbank compensation. In no event shall Borrower be entitled to receive credit for any interest paid by a Secured Party to the Administrative Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by the Administrative Agent pursuant to Section 2.21.

(c)               Recovery of Payments. If the Administrative Agent pays any amount to a Secured Party in the expectation that a related payment will be received by the Administrative Agent from a Loan Party and such related payment is not received, then the Administrative Agent may recover such amount from each Secured Party that received it. If the Administrative Agent determines at any time that an amount received under any Loan Document must be returned to a Loan Party or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, the Administrative Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by the Administrative Agent to any Secured Obligations are later required to be returned by the Administrative Agent pursuant to Applicable Law, each Lender shall pay to the Administrative Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

Section 8.10        [Reserved].

Section 8.11        [Reserved].

Section 8.12        [Reserved].

Section 8.13        Survival. This Article VIII shall survive Payment in Full of the Obligations (including the Prepayment Premium, if owed). Other than Sections 8.01, 8.04 and 8.07, this Article VIII does not confer any rights or benefits upon Borrower or any other Person. As between Borrower and Administrative Agent, any action that Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

Section 8.14        Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.14. The agreements in this Section 8.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations (including the Prepayment Premium, if owed).

Section 8.15        Indemnification.

(a)               The Lenders agree to indemnify and hold harmless the Administrative Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), each in an amount equal to its pro rata share (based on the respective principal amounts of its applicable outstanding Loans; provided, that if all Loans have been Paid in Full, then each Lender’s pro rata share shall be determined as of the date immediately preceding the date that the Loans were Paid in Full) thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct; provided, however, that no action taken or omitted from being taken by the Administrative Agent at the direction of the Required Lenders shall constitute gross negligence or willful misconduct. The agreements in this Section 8.15 shall survive the Payment in Full of the Loans and all other amounts payable hereunder and the termination of this Agreement.

(b)               To the extent that the Borrower is unable to pay, due to the limitations in the Intercreditor Agreement on Permitted Term Loan Obligation Payments (as defined in the Intercreditor Agreement), the fees owed to the Administrative Agent in accordance with the Administrative Agent Fee Letter and Section 2.07 hereof, the Lenders hereby agree to pay to the Administrative Agent, ratably, in accordance with each Lender’s pro rata share (based on the respective principal amounts of its applicable outstanding Loans), within ten (10) days of demand therefor, all amounts owed to the Administrative Agent in the Administrative Agent Fee Letter. Amounts paid by the Lenders this sub-section (b) constitute Obligations. Nothing in this sub-section (b) shall prevent the Lenders from seeking reimbursement in the next succeeding calendar year from the Borrower under Section 9.04(a) hereof for, and Borrower hereby agrees to reimburse Lenders for, the payment of such Administrative Agent’s fee.

Section 8.16        Certain ERISA Matters.

(a)               Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)              such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or this Agreement,

(ii)             the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)               In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.17        Flood Insurance Laws. Pursuant to the Flood Insurance Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

ARTICLE IX

Miscellaneous

Section 9.01        Notices.

(a)               Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, (including by “.pdf” or “.tif”) pursuant to the terms of this Agreement, as set forth on Schedule 9.01.

(b)               Notices and other communications to the Borrower, any Loan Party and the Lenders hereunder may be delivered or furnished by Electronic Systems or other electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems or other electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c)               All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by fax or (to the extent permitted by paragraph (b) above) electronic means or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)               Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02        Survival of Agreement. All representations and warranties made by the Loan Parties herein and in the other Loan Documents shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans and the execution and delivery of the Loan Documents, and shall continue in full force and effect until the Maturity Date. Without prejudice to the survival of any other agreements contained herein, obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, and the termination of the Commitments or this Agreement, limited in the manner set forth herein.

Section 9.03        Binding Effect; Effectiveness. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 9.04        Successors and Assigns.

(a)               The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as otherwise permitted by Section 6.05 the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Subject to the conditions set forth in clause (c) below, any Lender may assign to one (1) or more Eligible Assignees (other than to any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(i)                the Borrower, provided that no consent of the Borrower shall be required (i) if an Event of Default has occurred and is continuing and (ii) if such assignment is to a Lender, an Affiliate of a Lender or a Related Fund in respect of a Lender; and

(ii)               [reserved].

(c)               Assignments shall be subject to the following additional conditions:

(i)                except in the case of an assignment to a Lender, an affiliate of a Lender or Related Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Borrower) shall not be less than $1.0 million, unless each of the Borrower and the Required Lenders otherwise consent, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Related Funds, if any;

(ii)               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.; and

 (iii)            the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, all applicable tax forms required to be delivered by a Lender pursuant to Section 2.17(e) and all “know your customer” documentation requested by the Administrative Agent.

(d)           Upon the acceptance and recording thereof pursuant to clause (f) below and subject to clause (k) below, Assignment and Acceptance the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 as well as any fees accrued for its account and not yet paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (g) of this Section 9.04.

(e)           The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to any entry related to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior written notice. The parties hereto agree and intend that the Obligations shall be treated as being in “registered form” for the purposes of the Code (including Code Sections 163(f), 871(h)(2), 881(c)(2), and 4701), and the Register shall be maintained in accordance with such intention.

(f)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (c)(ii) above and any applicable tax forms required pursuant to Section 2.17(e), and any written consent to such assignment required by clause (b) above, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (f).

(g)           Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one (1) or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clauses (i) through (vi) of the first proviso to Section 9.08(b). Subject to paragraph (h) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations with respect thereto) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)           A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) as though it were a Lender.

(i)            Any Lender may at any time, without the consent of or notice to the Administrative Agent or the Borrower, pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee (including any Eligible Assignee) for such Lender as a party hereto.

(j)            The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(k)           If any assignment or participation under this Section 9.04 is made (or attempted to be made) to the extent the Borrower’s consent is required under the terms of this Section 9.04, to any other Person without the Borrower’s consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) terminate the Commitments of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender or participant as of such termination date (in the case of any participation in any Loan, to be applied to such participation), or (B) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the lesser of par or the amount such Lender paid for such Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii)  such assignment shall otherwise comply with this Section 9.04 (provided that no registration and processing fee referred to in this Section 9.04 shall be owing in connection with any assignment pursuant to this paragraph). Nothing in this Section 9.04(k) shall be deemed to prejudice any rights or remedies the Borrower may otherwise have at law or equity.

Section 9.05           Expenses; Indemnity.

(a)           The Borrower agrees to pay within thirty (30) days of demand thereof (together with backup documentation supporting such request) (i) all reasonable and documented (in summary format) out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent and the Lenders in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent or the Lenders in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable and documented (in summary format) out-of-pocket fees, disbursements and charges for no more than one (1) outside counsel to the Administrative Agent (selected by the Administrative Agent) and one (1) outside counsel for the Lenders taken as a whole (selected by the Required Lenders) and, if necessary one (1) local counsel in each material jurisdiction where Collateral is located for each of the Administrative Agent (selected by the Administrative Agent) and the Lenders taken as a whole (selected by the Required Lenders)) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder (but limited, in the case of legal fees and expenses, to the actual reasonable and documented (in summary format) out-of-pocket fees, charges and disbursements of one (1) outside counsel to the Administrative Agent (selected by the Administrative Agent) and one (1) outside counsel for the Lenders taken as a whole (selected by the Required Lenders), and, if reasonably necessary (x) the reasonable and documented (in summary format) out-of-pocket fees, charges and disbursements of one (1) local counsel per relevant local jurisdiction for each of the Administrative Agent (selected by the Administrative Agent) and the Lenders taken as a whole (selected by the Required Lenders) and (y) in the case of an actual or potential conflict of interest, the reasonable and documented (in summary format) out-of-pocket fees, charges and disbursements of one (1) additional counsel to all affected Persons, taken as a whole).

(b)           The Borrower agrees to indemnify, on a joint and several basis, the Agent Indemnitees, and each Lender and each of their respective Related Parties, successors and assigns and the directors, trustees, officers, employees, advisors, controlling Persons and agents of each of the foregoing (each such Person being called a “Lender Indemnitee” ; together with each Agent Indemnitee, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented (in summary format) out-of-pocket costs and related expenses (including reasonable and documented (in summary format) out-of-pocket fees, charges and disbursements of outside counsel to the Administrative Agent (selected by the Administrative Agent) and outside counsel for the Lenders taken as a whole (selected by the Required Lenders) and, if necessary, one (1) local counsel in each relevant local jurisdiction for each of the Administrative Agent (selected by the Administrative Agent) and the Lenders taken as a whole (selected by the Required Lenders) and, in the case of an actual or potential conflict of interest, and one (1) additional counsel to all affected Indemnitees, taken as a whole) incurred by or asserted against any Indemnitee arising out of, relating to, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions (including the payment of the Transaction Costs) and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or costs or related expenses (x) are determined in a final nonappealable judgment of a court of competent jurisdiction to have resulted by reason from the gross negligence, bad faith or willful misconduct of, or material breach by, such Indemnitee, (y) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee (or its Related Parties) against another Indemnitee (or its Related Parties) (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent, acting in its capacity as Administrative Agent) that does not involve any act or omission of the Borrower or any of its Subsidiaries and arises out of disputes among the Lenders and/or their transferees. The Borrower shall not be liable to any Lender Indemnitee for any settlement of any proceeding referred to in this Section 9.05 effected without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed); provided, however, that the Borrower shall indemnify the Indemnitees from and against any loss or liability by reason of such settlement if the Borrower was offered the right to assume the defense of such proceeding and did not assume such defense or such proceeding was settled with the written consent of the Borrower, subject to, in each case, the Borrower’s right in this Section 9.05 to claim an exemption from such indemnity obligations. The Borrower shall indemnify the Indemnitees from and against any final judgment for the plaintiff in any proceeding referred to in this Section 9.05, subject to the Borrower’s right in this Section 9.05 to claim an exemption from such indemnity obligations. The Borrower shall not, without the prior written consent of any Lender Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Lender Indemnitee is a party and indemnity could have been sought hereunder by such Lender Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee (and its Related Parties) from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Lender Indemnitee (or its Related Parties).

(c)           To the extent permitted by Applicable Law, each party hereto hereby waives for itself (and, in the case of the Borrower, for each other Loan Party) any claim against any Loan Party, any Lender Party and their respective affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto (and in the case of the Borrower on behalf of each other Loan Party) hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this sentence shall limit the Borrower’s indemnity obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified Person is entitled to indemnification hereunder. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations (including the Prepayment Premium, if owed), the termination of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(d)           Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes other than Taxes arising from a non-Tax claim.

(e)           Notwithstanding the foregoing paragraphs in this Section 9.05, if it is found by a final, non-appealable judgment of a court of competent jurisdiction in any such action, proceeding or investigation that any loss, claim, damage, liability or cost or related expense of any Indemnitee has resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Parties) or a material breach of the Loan Documents by such Indemnitee (or any of its Related Parties), such Indemnitee will repay such portion of the reimbursed amounts previously paid to such Indemnitee under this Section 9.05 that is attributable to expenses incurred in relation to the set or omission of such Indemnitee which is the subject of such finding.

(f)            To the extent permitted by Applicable Law, neither the Borrower nor any Loan Party shall assert, and the Borrower and each Loan Party hereby waives, any claim against any Lender Party, and any Related Party of any of the foregoing Persons for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet).

Section 9.06          Right of Set-off. If an Event of Default shall have occurred and be continuing, upon the written consent of the Required Lenders, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Holdings, the Borrower or any Subsidiary Guarantor (and such Lender will provide prompt notice to such Loan Party) against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.07          Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08          Waivers; Amendment.

(a)           No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (A) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent and the Required Lenders and (B) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i)              decrease or forgive the principal amount of, or extend the final maturity date of, or decrease the rate of interest on, any Loan, or any fees or other amounts payable thereunder (including any Prepayment Premium, if owed) without the prior written consent of each Lender directly and adversely affected thereby; provided, that (x) consent of Required Lenders shall not be required for any waiver, amendment or modification contemplated by this clause (i) and (y) that waiver or reduction of a post-default increase in interest shall be effective with the consent of the Required Lenders (and shall not require the consent of each directly and adversely affected Lender),

(ii)              increase the Commitment of any Lender without the prior written consent of such affected Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii)            extend the Commitment of any Lender without the prior written consent of such Lender, as applicable (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of maturity); provided, that consent of Required Lenders shall not be required for any waiver, amendment or modification contemplated by this clause (iii),

(iv)             except to the extent necessary to give effect to the express intentions of this Agreement (including Sections 2.22 and 9.04), which, in respect of any amendment or modification to effect such express intentions, shall be effective with the consent of the Required Lenders, amend or modify the provisions of Section 2.18(b) or (c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender,

(v)              amend or modify the provisions of Section 7.02, Sections 9.08(a), (b) or (c) or reduce the voting percentage set forth in the definition of “Required Lenders” without the prior written consent of each Lender directly and adversely affected thereby, or

(i)               (x) release all or substantially all the Collateral (it being understood that a transaction permitted under Section 6.05 shall not constitute a release of all or substantially all of the Collateral), or release all or substantially all of the value of the Guarantees (except as otherwise permitted herein (including in connection with a transaction permitted under Section 6.05) or in the other Loan Documents) under the Collateral Agreement, unless, in the case of a Subsidiary Guarantor, all or substantially all the Equity Interests of such Subsidiary Guarantor is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender or (y) subordinate the Liens of the Administrative Agent under the Security Documents with respect to all or substantially all of the Collateral (other than in respect of ABL Priority Collateral in accordance with the provisions of the Loan Documents as in effect on the date hereof or pursuant to Section 9.17) or subordinate the Obligations (including any Prepayment Premium, if owed) hereunder, without the prior written consent of each Lender, provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Lender hereunder without the prior written consent of the Administrative Agent or such Lender acting as such at the effective date of such agreement. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any successor or assignee of such Lender.

(c)            Notwithstanding anything to the contrary contained in this Agreement, all discretionary determinations, waivers and consents that are referred to in this Agreement or the Loan Document (including whenever in this Agreement or any of the other Loan Documents the words “judgment”, “discretion”, “determination”, “satisfactory”, “acceptable”, or “agreed” or words of similar import are used) as being satisfactory (or reasonably satisfactory) to the Administrative Agent or requiring the Administrative Agent’s discretion, waiver or consent (including whenever in this Agreement or any of the other Loan Documents the words “consent”, “approval”, “satisfaction”, “establishment” or words of similar import), shall mean for all purposes herein and in the Loan Documents that such discretionary determinations, waivers and consents must be satisfactory (or reasonably satisfactory) to the Required Lenders and requiring the Required Lenders’ discretion, waiver and consent (or, in each case, the Administrative Agent at the direction of the Required Lenders), including without limitation any amendments, waivers or consents, determinations as to whether any applicable documentation (including intercreditor or subordination agreements) or other deliverable hereunder is in form and substance satisfactory (or reasonably satisfactory) to the Administrative Agent (which must be in form and substance satisfactory (or reasonably satisfactory) to the Required Lenders), determinations as to collateral and guaranty matters and extensions of time periods in order to comply with the terms of this Agreement.

Section 9.09           Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate on any Loan, together with all fees and charges that are treated as interest under Applicable Law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with Applicable Law, the rate of interest payable hereunder, together with all Charges payable to such Lender shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10           Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Administrative Agent Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto, and their respective successors and assigns permitted hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.12           Severability. In the event any one (1) or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13           Counterparts; Electronic Execution.

(a)            This Agreement may be executed in multiple counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which, when taken together, shall constitute but one (1) contract, and shall become effective as provided in Section 9.03.

(b)           Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document, any assignment, and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender Party for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.14           Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15        Jurisdiction; Consent to Service of Process.

(a)        Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b)        Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)        Each of the parties hereto agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested at its address provided in Section 9.01 agrees that service as so provided in is sufficient to confer personal jurisdiction over the applicable credit party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and agrees that agents and lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against any credit party in the courts of any other jurisdiction.

Section 9.16        Confidentiality. Each Lender Party agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and the other Loan Parties furnished to it by or on behalf of Holdings, the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by any such party, (b) was already in possession on a non-confidential basis for a person not known to the recipient to be bound by confidentiality obligations to Parent or any Subsidiary thereof or has been independently developed by such Lender Party without violating this Section 9.16 or relying on any such information, (c) was available to such Lender Party from a third party having, to such Person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 and such Lender Party shall be responsible for its Affiliates’ compliance with this Section except to the extent such Affiliate shall sign a written confidentiality agreement in favor of the Borrower), except: (i) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, self-regulatory authorities (including the National Association of Insurance Commissioners) or of any securities exchange on which securities of the disclosing party or any affiliate of the disclosing party are listed or traded (in which case such Lender Party will promptly notify the Borrower, in advance, to the extent permitted by Applicable Law or the rules governing the process requiring such disclosure (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) and shall use its commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (ii) as part of the reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (iii) to its parent companies, affiliates, auditors, assignees, transferees and participants (so long as each such Person shall have been instructed to keep the same confidential in accordance with provisions not less restrictive than this Section 9.16 and such Lender Party shall be responsible for its Affiliates’ compliance with this Section), (iv) in order to enforce its rights under any Loan Document in a legal proceeding (in which case it shall use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (v) to any pledgee under Section 9.04(d) or any other existing or prospective assignee of, or existing or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or other provisions at least as restrictive as this Section 9.16), (vi) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), and (vii) with the consent of the Borrower. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and any Swap Agreement to which a Lender Party is a party.

Section 9.17        Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, assigns, transfers or otherwise disposes of any assets or all of the Equity Interests of any Subsidiary Guarantor to a Person that is not (and is not required to become) a Loan Party in each case in a transaction expressly permitted by Section 6.05, the Administrative Agent (acting at the direction of the Required Lenders) shall promptly take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of all of the Equity Interests of any Subsidiary Guarantor in a transaction expressly permitted by Section 6.05, terminate such Subsidiary Guarantor’s obligations under its Guarantee. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of. At the request of the Borrower, the Administrative Agent (acting at the direction of the Required Lenders) shall promptly (i) subordinate any Lien granted to the Administrative Agent (or any sub-agent or collateral agent) under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(c) (solely in the case of Liens securing Capital Lease Obligations and purchase money Indebtedness), (i), (j), and (aa) and (ii) enter into intercreditor arrangements contemplated by (or amendments to the Security Documents to effect the arrangement contemplated by) Sections 6.01(g), (j) and (y), Sections 6.02(b), (c) and (y), and the definition of “Permitted Refinancing Indebtedness.”

Section 9.18        USA PATRIOT Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

Section 9.19        Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or the Administrative Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause for any reason, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred. The provisions of this Section 9.19 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 9.19 shall survive the termination of this Agreement.

Section 9.20        Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 9.21        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

Section 9.22        Acknowledgements. Each Loan Party hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Lender Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Lender Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Lender Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lender Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Lender Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Lender Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Lender Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Lender Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Lender Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender Parties or among the Loan Parties and the Lender Parties.

Section 9.23        [Reserved].

Section 9.24        Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

Section 9.25        Acknowledgement and Consent to Bail-In of Affected Financial Institutions(a).

(b)           Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(ii)         the effects of any Bail-In Action on any such liability, including, if applicable:

(A)          a reduction in full or in part or cancellation of any such liability;

(B)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.26        Intercreditor Agreement. This Agreement and the other Loan Documents are subject to the terms and conditions set forth in the Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent or the ABL Administrative Agent, as applicable, pursuant to any Loan Document or ABL Loan Document, and the exercise of any right or remedy in respect of the Collateral by the Administrative Agent or the ABL Administrative Agent, as applicable hereunder, under any other Loan Document, or under the ABL Credit Agreement and any other agreement entered into in connection therewith are subject to the provisions of the Intercreditor Agreement and in the event of any conflict between the terms of the Intercreditor Agreement, this Agreement, any other Loan Document, the ABL Credit Agreement and any other agreement entered into in connection therewith, the terms of the Intercreditor Agreement shall govern and control with respect to the exercise of any such right or remedy or the Loan Parties’ covenants and obligations. In addition, all payments required to be made by the Loan parties hereunder (whether in respect of principal, interest, fees or otherwise) are subject to the provisions of the Intercreditor Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

TUESDAY MORNING, INC.

By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Chief Executive Officer

TUESDAY MORNING CORPORATION

By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Chief Executive Officer

TMI HOLDINGS, INC.

By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Chief Executive Officer

[Signature Page to Term Loan Credit Agreement (Tuesday Morning)]

ALTER DOMUS (US) LLC,
as Administrative Agent

By:	/s/ Jon Kirschmeier
Name: Jon Kirschmeier
Title: Associate Counsel

[Signature Page to Term Loan Credit Agreement (Tuesday Morning)]

CEOF Holdings LP,
as a Lender

By:	/s/ Daniel Friedman
Name: Daniel Friedman
Title: General Counsel of Corbin Capital Partners, LP., as it's Investment Manager

[Signature Page to Term Loan Credit Agreement (Tuesday Morning)]

Foxhill Opportunity Fund, L.P.,
as a Lender

By:	/s/ Neil Weiner
Name: Neil Weiner
Title: Managing Partner

[Signature Page to Term Loan Credit Agreement (Tuesday Morning)]

OSMIUM CAPITAL, LP

OSMIUM CAPITAL II, LP

OSMIUM SPARTAN, LP

OSMIUM DIAMOND, LP

as a Lender

By:	/s/ John H. Lewis
Name: John H. Lewis
Title: Authorized Person

[Signature Page to Term Loan Credit Agreement (Tuesday Morning)]

TENSILE CAPITAL PARTNERS MASTER FUND LP
as a Lender

By:	/s/ Douglas J. Dossey
Name: Douglas J. Dossey
Title: Authorized Person

[Signature Page to Term Loan Credit Agreement (Tuesday Morning)]

Schedule 9.01(a)

If to any Loan Party, to

Tuesday Morning, Inc.

6250 LBJ Freeway, Dallas, Texas 75240

Attention: Stacie Shirley, Steven R. Becker

Telecopier: (972) 934-7231

Electronic Address: sshirley@tuesdaymorning.com, sbecker@tuesdaymorning.com with a copy to

Haynes and Boone, LLP

2323 Victory Ave., Suite 700, Dallas, Texas 75219

Attention: Ian Peck

Electronic Address: ian.peck@haynesboone.com

If to the Administrative Agent, to

Alter Domus (US) LLC

225 W. Washington St., 9th Floor

Chicago, Illinois 60606

Attention: Legal Department and Steve Lenard

Telecopier: 312-376-0751

Electronic Address: legal@alterdomus.com and cpcagency@alterdomus.com with a copy, which shall not constitute notice, to

Holland & Knight LLP

150 N. Riverside Plaza, Suite 2700

Chicago, Illinois 60606

Attention: Joshua Spencer

Electronic Address: joshua.spencer@hklaw.com;

If to Tensile Capital Management LLC and its affiliates, to

Tensile Capital Management LLC

700 Larkspur Landing Circle, Suite 255

Larkspur, CA 94939

Attention: Douglas J. Dossey

Telecopier: (415) 830-8178

Electronic Address: DDossey@tensilecapital.com

with a copy, which shall not constitute notice, to

Kirkland & Ellis LLP

555 California St, San Francisco, CA 94104

Attention: Katrina Levy and Nisha Kanchanapoomi

Electronic Address: Katrina.Levy@kirkland.com, Nisha.Kanchanapoomi@kirkland.com

If to Osmium Capital, LP and its affiliates, to

Osmium Capital, LP

300 Drakes Landing Road #172

Greenbrae, CA 94904

Attention: John H. Lewis

Telecopier: (415) 747-8979

Electronic Address: jl@osmiumpartners.com

If to CEOF Holdings LP and its affiliates, to

CEOF Holdings LP

c/o Corbin Capital Partners, L.P.

590 Madison Avenue, 31st Floor

New York, NY 10022

Attention: Corbin Operations

Telecopier: (212) 634-7399, duplicate copies to (212) 651-2377 and (866) 381-1484

Electronic Address: corbinwso-fax@ifs.statestreet.com; mmf-bankdebt@corbincapital.com; corbin@viteos.com; corbinNAV@statestreet.com; corbinwso@statestreet.com

If to Foxhill Opportunity Fund, L.P. and its affiliates, to

Foxhill Opportunity Fund, L.P.

c/o Foxhill Capital Partners, LLC

2141 A1A

Suite 450

Jupiter, FL 33477

Attention: Ravena Khan

Electronic Address: ravena@foxhillcapital.com

If to any other Lender, to it at the address, fax number or electronic address set forth in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto.

[Signature Page to Term Loan Credit Agreement (Tuesday Morning)]